Form 1-A/A Amendment Number 2: This is a pre-qualification amendment for the Form 1-A/A dated November 9, 2022. This amendment is submitted to add information on total number of securities offered and the number of securities offered for the accounts of selling shareholders of the Form 1-A/A filed on November 9, 2022.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THIS INVESTMENT INVOLVES A DEGREE OF RISK THAT MAY NOT BE SUITABLE FOR ALL PERSONS. ONLY THOSE INVESTORS WHO CAN BEAR THE LOSS OF A SIGNIFICANT PORTION OF THEIR INVESTMENT SHOULD PARTICIPATE IN THE INVESTMENT. (SEE “RISK FACTORS” BELOW.)

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE SALE THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Preliminary Offering Circular

For

Nuvus Gro Corp.

A Nevada Corporation

November 9, 2022

SECURITIES OFFERED : Equity in the form of 11,718,750,000 shares of common stock

PRICE PER SHARE : $0.0064 per Share of Common Stock

MAXIMUM OFFERING AMOUNT : $75,000,000.00

MINIMUM OFFERING AMOUNT : Not Applicable (No Minimum Offering Amount)

MINIMUM INVESTMENT : $2,500,000.00

CONTACT INFORMATION :

Nuvus Gro Corp.

3811 Airport Pulling Road North, Suite 203

Naples, Florida 34105

(833) 227-7683

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten (10%) percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, Investors are encouraged to refer to www.investor.gov.

Nuvus Gro Corp. (“Nuvus Gro,” the “Company,” or the “Issuer”) is a Nevada corporation, originally formed as Hyperbaric Oxygenation Corporation on November 17, 1997 by filing Certificate of Incorporation with the Secretary of the State of Nevada (see Exhibit 2 “Certificate of Incorporation”). The Company subsequently changed its name to Building Turbines, Inc. on December 30, 2010, Hemptech Corp. on March 10, 2016 and Nuvus Gro Corp. on March 13, 2018. Nuvus Gro Corp. (the “Company”) entered into a Share Exchange Agreement on August 15, 2022 with Pro Music Rights Inc., a corporation incorporated in the State of Delaware (“Pro Music” or “PMR”) and the shareholders of Pro Music (the “Pro Music Shareholders”), pursuant to which the Pro Music Shareholders exchanged 100% of their securities of Pro Music in consideration of 3,500,000,000 shares of common stock of the Company. The closing occurred on August 15, 2022 and, as a result, Pro Music became a wholly owned subsidiary of the Company. The Company is engaged in the business of acquiring and licensing music rights. The Company is offering (the “Offering”) by means of this offering circular (the “Offering Circular”) Company equity in the form of common stock denominated in shares (the “Shares”) on a “best efforts” and ongoing basis to investors who meet the Investor Suitability standards as set forth herein. See “Investor Suitability” below. Persons who purchase Shares will be shareholders of the Company (“Shareholders” or “Investors”).

The minimum investment amount per Investor is $2,500,000.00, representing 390,625,000 Shares at $0.0064  per Share. The Company is currently Traded on the OTC Link An interdealer quotation system (IQS).

The Company is a run by a board of directors, comprised of five (5) directors (the “Board” collectively, “Director” when referring to a director). The day-to-day management and investment decisions of the Company are vested in the Board and in the Officer.

Sales of the Shares pursuant to the Offering will commence immediately upon qualification of the Offering by the Securities and Exchange Commission (the “Effective Date”) and will terminate at the discretion of the Board or twelve (12) months following the Effective Date, whichever is earlier. The maximum amount of the Offering shall not exceed Seventy-Five Million Dollars ($75,000,000.00) in any twelve (12) month period (“Maximum Offering Amount”) in accordance with Tier II of Regulation A, as set forth under the Securities Act of 1933 (“Reg A Tier II,” or “Tier II”). The Company is offering 11,718,750,000 Shares of Common Stock through this Offering. This Offering will have selling shareholders with 3,514,310,075 Shares being sold for the accounts of selling shareholders.

The Company intends to offer the Shares described herein on a continuous and ongoing basis pursuant to Rule 251(d)(3)(i)(f). Further, the acceptance of Investor subscriptions, may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received. See “Terms of the Offering” below. The Company reserves the right to decrease the Maximum Offering Amount at any time before the termination of the Offering, subject to qualification by the SEC of a post-qualification amendment.

The Company is currently Traded on the OTC Link An interdealer quotation system (IQS). The Company intends to list the Shares on other public markets or exchanges in the future, but has not yet identified which public markets or exchanges as of the date of this Offering Circular. Investing in the Company through the purchase of Shares involves risks, some of which are set forth below. See the section titled “Risk Factors” to read about the factors an Investor should consider prior to purchasing Shares.

Investors who purchase Shares will become Shareholders of the Company (“Investors” or “Shareholders”) subject to the terms of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Bylaws of the Company (see Exhibit 2A, the “Certificate of Incorporation,” and 2B “Bylaws”) once the Company deposits the Investor’s investment into the Company’s main operating account.

The Directors and Officers will receive compensation from the Company as employees. See “Risk Factors” and “Compensation of Directors and Officers” below. Investing in the Shares is speculative and involves substantial risks, including risk of complete loss. Prospective Investors should purchase these securities only if they can afford a complete loss of their investment. See “Risk Factors” below starting on Page 4.

As of the date of this Offering Circular, the Company has engaged ClearTrust, LLC as transfer agent in relation to this Offering.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN THREE (3) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE

OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SHARES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN ONE (1) YEAR FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Shares immediately upon qualification of the Offering by the SEC. The Company approximates sales will commence during Q4 - 2022

	Price to Public*	Commissions**	Proceeds to Other Persons***	Proceeds to the Company
Amount to be Raised per Share	$0.0064	$0.000064	$0.001919	$0.004417
Minimum Investment Amount	$2,500,000.00	$25,000.00	$749,719.48	$1,725,280.52
Minimum Offering Amount	N/A	N/A	N/A	N/A
Maximum Offering Amount	$75,000,000.00	$750,000.00	$22,491,584.48	$51,758,415.52

*The Offering price to Investors was arbitrarily determined by the Board.

** Shares will be offered and sold directly by the Company, the Board and the Company’s respective Officers and employees. No commissions for selling Shares will be paid to the Company, the Board or the Company’s respective Officers or employees. While most Shares are expected to be offered and sold directly by the Company and its respective Officers and employees, the Company has reserved the right to offer and sell Shares through the services of independent broker-dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”) and who will be entitled to receive customary and standard commissions of up to ten percent (10%) of the Proceeds received for the sale of Shares. Notwithstanding the foregoing, the amount and nature of commissions payable to broker-dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker-dealer (and not the Company) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital) or the Company may pay such commissions.

***These proceeds are directed to selling securityholders. See “Plan of Distribution and Selling Securityholders” below.

FORWARD LOOKING STATEMENTS

Investors should not rely on forward-looking statements because they are inherently uncertain. Investors should not rely on forward-looking statements in this Offering Circular. This Offering Circular contains forward-looking statements that involve risks and uncertainties. The use of words such as “anticipated”, “projected”, “forecasted”, “estimated”, “prospective”, “believes”, “expects,” “plans”, “future”, “intends”, “should”, “can”, “could”, “might”, “potential”, “continue”, “may”, “will”, and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular.

TABLE OF CONTENTS

Page
SUMMARY OF THE OFFERING	3
RISK FACTORS	4
DILUTION	13
PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS	14
USE OF PROCEEDS	15
DESCRIPTION OF THE BUSINESS	16
DESCRIPTION OF PROPERTY	19
MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF PRO MUSIC RIGHTS, INC. FOR FISCAL YEAR ENDING DECEMBER 31, 2021 AS COMPARED TO FISCAL YEAR ENDING DECEMBER 31, 2020	20
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR NUVUS GRO CORP. FOR PERIOD ENDING MARCH 31, 2022 AS COMPARED TO MARCH 31, 2021	24
DIRECTORS AND EXECUTIVE OFFICERS	29
COMPENSATION OF DIRECTORS AND EXECUTIVES	31
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	32
INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS	32
DESCRIPTION OF THE SECURITIES	33
PART F/S	34
EXHIBIT INDEX	36
SIGNATURE PAGE	37

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Certificate of Incorporation and Company Bylaws, copies of which are attached hereto as Exhibit 2A and Exhibit 2B, respectively, and should be carefully read in their entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and these documents, Certificate of Incorporation and Bylaws shall prevail and control, and no Investor should rely on any reference herein to the Certificate of Incorporation or Bylaws without consulting the actual underlying documents.

COMPANY INFORMATION AND BUSINESS	Nuvus Gro Corp. is a Nevada corporation with a principal place of business located at 3811 Airport Pulling Road North, Suite 203, Naples, Florida 34105.
MANAGEMENT	The Company is managed by a Board of Directors. The Board is comprised of five (5) Directors.
THE OFFERING	The Company is selling Company equity in the form of Common Stock (the “Common Stock” or the “Shares”) through this Offering. The Company will use the Proceeds of this Offering to commence scale up its operations in the music licensing business. See “Use of Proceeds” below.
SECURITIES BEING OFFERED	The Shares are being offered at a purchase price of $0.0064 per Share. The Minimum Offering Amount for any Investor is $2,500,000.00 or 390,625,000 Shares. Upon purchase of the Shares, a Shareholder is granted (i) the right to vote on all matters subject to a Common Stock vote; and (ii) the right to receive dividends or disbursements, when the Board declares such dividends or disbursements. For a complete summary of the rights granted to Shareholders, see “Description of the Securities” below.
COMPENSATION TO DIRECTORS AND OFFICERS	The Company pays its Directors and Officers salaries for their roles as Directors and Officers. For more information on his compensation, see “Compensation of the Directors and Officers” section below. The Directors, Officers, and employees of the Company will not be compensated through commissions for the sale of the Shares through this Offering.
PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The Company’s Officers and Directors have extensive experience in the music licensing industries. For mor information Please see “Directors and Officers” below.
INVESTOR SUITABILITY STANDARDS	The Shares will not be sold to any person unless they are a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” as described in the next below.

Each person purchasing Shares will be subject to the terms of the Certificate of Incorporation and Bylaws, a copy of which attached hereto as Exhibit 2A and Exhibit 2B, respectively.
Each person acquiring Shares may be required to represent that he, she, or it is purchasing the Shares for his, her, or its own account for investment purposes and not with a view to resell or distribute the securities.

Each prospective purchaser of Shares may be required to furnish such information or certification as the Company may require determining whether any person or entity purchasing Shares is an Accredited Investor if such is claimed by the Investor.
LIMITATIONS ON INVESTMENT AMOUNT	For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount invested through the purchase of Shares. For non-Accredited Investors, the aggregate purchase price paid to the Company for the purchase of the Shares cannot be more than 10% of the greater of the purchaser’s (1) annual income or net worth if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review Rule 251(d)(2)(i)(C) of Regulation A before purchasing the Shares.
COMMISSIONS FOR SELLING Shares	The Shares will be offered and sold directly by the Company, the Board, the Officers, and Company’s employees. No commissions for selling the Shares will be paid to the Company, the Board, the Officer, or the Company’s employees.

The Company has not engaged an underwriter or a broker-dealer in connection with this Offering. While Shares are expected to be offered and sold directly by the Company and its respective Officers and employees, the Company has reserved the right to offer and sell Shares through the services of independent broker-dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”) and who will be entitled to receive customary and standard commissions of up to ten percent (10%) of the Proceeds received for the sale of Shares. Notwithstanding the foregoing, the amount and nature of commissions payable to broker-dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker-dealer (and not the Company) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital) or the Company may pay such commissions.
LIQUIDITY	The Company is currently Traded on the OTC Link An interdealer quotation system (IQS). The Company intends to list the Shares on other public markets or exchanges in the future, but has not yet identified which public markets or exchanges as of the date of this Offering Circular. See “Description of the Securities” below. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading of the Shares. See “Risk Factors” below.)
SELLING SECURITYHOLDERS	The Company intends on having Selling Shareholders as part of this Offering. 3,514,310,075 Shares are being offered on the account of Selling Shareholders through this Offering. This equals $22,491,584.48 of the Proceeds. See “Plan of Distribution and Selling Shareholders” below.
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the Offering, the operation of the Company, including, but not limited to, the annual tax preparation of the Company's tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, and other expenses related to operations.

RISK FACTORS

Investing in our shares of common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in our Filings, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and accompanying notes, before making a decision to invest in our shares of common stock. Our business, financial condition, results of operations, or prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, financial condition, results of operations, and prospects could be adversely affected. In that event, any trading price of our shares of our common stock could decline, and you could lose part or all of your investment.

RISKS RELATED TO OUR BUSINESS

We operate in a highly competitive business environment which could materially adversely affect our business, financial condition, results of operations and liquidity.

We operate in a highly competitive and consumer-driven industry and we compete with other music publishing companies to identify and sign new songwriters, composers and publishers with the potential to achieve long-term success and to enter into and renew agreements with established recording artists and songwriters. Some of our competitors include Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC (collectively, the “Competitors”). In addition, our competitors may from time to time increase the amounts they spend to discover, or to market and promote, recording artists and songwriters or reduce the prices of their music in an effort to expand market share. We may lose business if we are unable to sign successful songwriters, composers and publishers or to match the prices of the music offered by our competitors.

Because Mr. Noch has limited experience in management, our business has a higher risk of failure, and Mr. Noch has no experience managing a public company.

The management experience of our sole employee, Jake Noch, is limited and, thus, his decisions and choices may affect our operations, earnings and ultimate financial success as a result. We have never operated as a public company. Mr. Noch has no experience managing a public company, which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required for a public company. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected. Our inability to operate as a public company could be the basis of losing your entire investment in us.

Our prospects and financial results may be adversely affected if we fail to identify, sign and retain songwriters, composers and publishers.

We are dependent on identifying, signing and retaining songwriters, composers and publishers with long-term potential, who will write the hit songs of today and the classics of tomorrow that will continue to generate sales as part of our repertory for years to come. The competition among public performance rights organization is intense. Our competitive position is dependent on our ability to attract and develop songwriters, composers and publishers whose musical works can achieve a high degree of public acceptance. Our financial results may be adversely affected if we are unable to identify, sign and retain such songwriters, composers and publishers under terms that are economically attractive to us. Our business of licensing the public performance rights of musical works competes not only with other public performance rights organizations, but also with songwriters who publish their own works and publishers. Additionally, our financial results are generally affected by the appeal of our repertory.

Our business involves identifying and locating the holders of public performance rights to additional musical works, and failure to do so will limit our ability to generate revenue.

Our ability to generate revenue depends on our ability to continue to acquire public performance rights for musical works. Ownership of music and video is highly fragmented and not organized in a common marketplace. There is no central registry or directory of content owners and finding them can be difficult and time-consuming. We currently rely on our business development personnel, which consists of our sole executive officer and a contractor, on networks of relationships and on market research to locate content owners, as well as our reputation in the industry and targeted advertising to attract content owners seeking to access the digital market. In the future, our ability to continue to identify, locate and attract such content owners will have a significant impact on the amount of content we are able to acquire.

Our inability to enter into agreements to acquire additional public performance rights to musical works on commercially favorable terms could impede our growth and increase our expenses.

The growth of our business is dependent, in large part, on our ability to acquire or license the public performance rights of musical works. Even if we are able to locate additional content owners, they may not be willing to sell or license their rights or we may not be able to negotiate terms that are commercially favorable to us (particularly given the competitive environment of our industry). While we believe that our experience and knowledge in the music industry allows us to determine commercially reasonable prices for music we may be unable to objectively determine fair market value for the public performance right to the content that we acquire because of unknown consumer demand for such content, unknown number of additional owners of digital rights to such content in certain cases and absence of independent valuations for music. If content owners are unwilling to sell or license their rights on terms that we have determined are commercially favorable to us, we will not be able to substantially increase our revenue.

If we are unable to protect the intellectual property rights of our songwriters, composers and publishers, the value of our brand and other intangible assets may be diminished, and our business may be adversely affected.

Our success is dependent, in part, upon protecting the public performance copyrights of our songwriters, composers and publishers. We rely and expect to continue to rely on copyright laws to protect such public performance rights. Furthermore, third parties may knowingly or unknowingly infringe or circumvent such copyrights, and we may not be able to prevent or remedy infringement without incurring substantial expense. Litigation brought to protect and enforce the public performance copyright would be, and has been, costly, time-consuming, and distracting to our Founder, and could result in the impairment or loss of value of our business and assets. Furthermore, our efforts to enforce the public performance copyright may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of such copyright. If the protection of such copyright is inadequate to prevent use or misappropriation by third parties, the value of our business and assets may be diminished. Any of these events would have a material adverse effect on our business, results of operations, and financial condition.

Our failure to obtain or maintain the right to use and license the public performance copyright from songwriters, composers and publishers would negatively affect our business.

Our future success and competitive position depends in part upon our ability to obtain or maintain the right to use and license the public performance copyright from songwriters, composers and publishers.

The loss of one or more of our management or key personnel, or our failure to recruit and retain other highly qualified personnel in the future, could cause a disruption in our relationships with digital entertainment services and rightsholders.

We depend on the continued services and performance of our sole executive officer, Jake Noch, and other key personnel. Although we have employment agreements with our executive officers, they may decide to terminate their employment or otherwise cease to be employed by us. We do not have key person life insurance for any of our personnel. As we grow, our business will be dependent on our ability to recruit, employ and retain additional management and skilled personnel. The loss of the services of any of our key personnel or the failure to attract or replace other key personnel could disrupt and limit our ability to grow our business.

Failure to obtain, maintain, protect and enforce our intellectual property rights could substantially harm our business, operating results and financial condition.

The success of our business depends on our ability to obtain, maintain, protect and enforce our trademarks, copyrights and other intellectual property rights. The measures that we take to obtain, maintain, protect and enforce our intellectual property rights, including, if necessary, litigation or proceedings before governmental authorities and administrative bodies, may be ineffective, expensive and time-consuming and, despite such measures, third parties may be able to obtain and use our intellectual property rights without our permission. Additionally, changes in law may be implemented, or changes in interpretation of such laws may occur, that may affect our ability to obtain, maintain, protect or enforce our intellectual property rights. Failure to obtain, maintain, protect or enforce our intellectual property rights could harm our brand or brand recognition and adversely affect our business, financial condition and results of operation

We are substantially dependent on a limited number of digital music services for the online distribution and marketing of musical works, and we are unable to significantly influence the pricing structure for digital streaming services and we may not receive royalties under our agreements.

We derive an increasing portion of our revenues from the licensing of music. We are currently dependent on a small number of customers to generate revenue. We have limited ability to increase our pricing structure. We could receive substantially less revenue for our licensing fees, which could cause a material reduction in our revenues, unless offset by a corresponding increase in the number of transactions. There can be no assurance that we will be able to renew or enter into new license agreements with any downstream customer. The terms of these license agreements, including the royalty rates that we receive pursuant to them, may change as a result of changes in our bargaining power, changes in the industry, changes in the law, or for other reasons. Decreases in royalty rates, rates of revenue sharing or changes to other terms of these license agreements may materially impact our business, operating results and financial condition.

If we are not able to scale our reporting and payment processes, we may experience delays providing reports to the rightsholders and paying required royalties that could have a negative effect on our brand identity and harm our business.

We are expected to receive sales reports for musical works on behalf of our rightsholder that contains usage information for the musical works publicly performed by our downstream customers. Based on these reports, we provide summary royalty payments to our rightsholders.

Our business may be adversely affected by competitive market conditions, and we may not be able to execute our business strategy.

We expect to increase revenues and cash flow through a business strategy which requires us, among other things, to continue to maximize the value of our music, to significantly reduce costs to maximize flexibility and adjust to new realities of the market and to diversify our revenue streams into growing segments of the music entertainment business by continuing to capitalize on distribution and emerging technologies, entering into expanded-rights deals with recording artists and by operating our artist services businesses.

Continuing existing litigation and participating in future litigation against us could be costly and time-consuming to defend.

Pro Music is not presently engaged in a material legal proceedings.

If we become a party to any material legal proceedings, and if we do not prevail in these lawsuits, our business would be materially impaired. Additionally, we have in the past and may in the future become subject to legal proceedings and claims that arise in the ordinary course of business. We could be sued or face regulatory action pertaining to copyrights, contracts and other business torts. Litigation might result in substantial costs and may divert Founder’s attention and resources, which might seriously harm our business, results of operations, and financial condition. Insurance might not cover such claims, might not provide sufficient payments to cover all the costs to resolve one or more such claims, and might not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs and could have a material adverse effect on our business, results of operations, and financial condition. Other performance rights organizations, such as the Competitors, have been sued for allegedly engaging in anticompetitive activity. If we had to defend against such claims, and/or if we do not prevail against those claims, our business would be materially impaired.

In March 2020, Mr. Noch commenced a lawsuit against China Food & Beverage Co., and others, in the Circuit Court of the Twentieth Judicial Circuit in and for Collier County, Florida, which was ultimately resolved in his favor by China Food & Beverage Co.’s issuance to the Company of a certain unsecured promissory note, dated September 30, 2020, with a face value of $175,500,000, bearing a term of commencing on September 30, 2020 and ending on the fifth anniversary thereof and accruing interest on a calendar quarter basis at a variable rate of LIBOR plus 2.00%. This unsecured promissory note was executed as a settlement for legal claims made by the owner of the Company to China Food & Beverage Co. The unpaid principal shall accrue interest calculated on a calendar quarter basis at a variable rate of LIBOR plus 2%. “LIBOR” means the six-month LIBOR rate as quoted in the Wall Street Journal on the date of funding or on the date of determination thereof (or if the Wall Street Journal is not published on that day, on the first publishing day thereafter), such interest to be calculated for the actual number of days elapsed on the basis of a 360-day year. The note shall become fully due and payable on the September 30, 2025. On June 7, 2022, Mr. Noch and the Company entered into a settlement agreement with China Food & Beverage Co. and others settling all matters. The management of the Company believes that enforcement for the settlement requires the Company to submit to legal proceedings in the future. At present, the Company has not made any estimates on amount realizable arising from this transaction, and we do not reflect this in the face of the financial statements.

We face an inherent risk of liability as a result of our business operations, including with respect to copyrights. For example, we may be sued if a writer, composer or publisher enters into an agreement with us while believing to be not affiliated or otherwise under contract with another performance rights organization, such as Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC. We understand that those performance rights organizations may have contracts limiting or otherwise imposing time-based contractual terms on their songwriters, composers and publishers making it difficult to switch to us. If we cannot successfully defend ourselves against claims, we may incur substantial liabilities or be required to limit commercialization of our business. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

  ● inability to bring our product to the market;

  ● decreased demand for our product candidates;

  ● injury to our reputation;

  ● initiation of investigations by regulators;

  ● costs to defend litigation;

  ● diversion of management’s time and our resources;

  ● substantial monetary awards;

  ● injurious equitable decrees, such as permanent injunctions on our business;

  ● loss of revenue;

  ● exhaustion of any available insurance and our capital resources; and

  ● decline in our share price.

If we or our service providers do not maintain the security of information relating to our customers, employees and vendors and our music, security information breaches through cyber security attacks or otherwise could damage our reputation with customers, employees, vendors and artists, and we could incur substantial additional costs, become subject to litigation and our results of operations and financial condition could be adversely affected. Moreover, even if we or our service providers maintain such security, such breaches remain a possibility due to the fact that no data security system is immune from attacks or other incidents.

We receive certain personal information about our customers and potential customers, and we also receive personal information concerning our employees, artists and vendors. In addition, our online operations depend upon the secure transmission of confidential information over public networks. We maintain security measures with respect to such information, but despite these measures, are vulnerable to security breaches by computer hackers and others that attempt to penetrate the security measures that we have in place. A compromise of our security systems (through cyber-attacks, which are rapidly evolving and sophisticated, or otherwise) that results in personal information being obtained by unauthorized persons or other bad acts could adversely affect our reputation with our customers, potential customers, employees, artists and vendors, as well as our operations, results of operations, financial condition and liquidity, and could result in litigation against us or the imposition of governmental penalties. Unauthorized persons have also attempted to redirect payments to or from us. If any such attempt were successful, we could lose and fail to recover the redirected funds, which loss could be material. We may also be subject to cyber-attacks that target our music, including not-yet-released music. The theft and premature release of this music may adversely affect our reputation with current and potential artists and adversely impact our results of operations and financial condition. In addition, a security breach could require that we expend significant additional resources related to our information security systems and could result in a disruption of our operations.

We increasingly rely on third-party data storage providers, including cloud storage solution providers, resulting in less direct control over our data. Such third parties may also be vulnerable to security breaches and compromised security systems, which could adversely affect our business.

Evolving laws and regulations concerning data privacy may result in increased regulation and different industry standards, which could increase the costs of operations or limit our activities.

We engage in a wide array of online activities and are thus subject to a broad range of related laws and regulations including, for example, those relating to privacy, consumer protection, data retention and data protection, online behavioral advertising, geo-location tracking, text messaging, e-mail advertising, mobile advertising, content regulation, defamation, age verification, the protection of children online, social media and other Internet, mobile and online-related prohibitions and restrictions. The regulatory framework for privacy and data security issues worldwide has become increasingly burdensome and complex, and is likely to continue to be so for the foreseeable future. Practices regarding the collection, use, storage, transmission, security and disclosure of personal information by companies operating over the Internet and mobile platforms are receiving ever-increasing public and governmental scrutiny. The U.S. government, including Congress, the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for even greater regulation for the collection of information concerning consumer behavior on the Internet and mobile platforms, including regulation aimed at restricting certain targeted advertising practices, the use of location data and disclosures of privacy practices in the online and mobile environments, including with respect to online and mobile applications. State governments are engaged in similar legislative and regulatory activities. In addition, privacy and data security laws and regulations around the world are being implemented rapidly and evolving. These new and evolving laws (including the European Union General Data Protection Regulation effective on May 25, 2018 and the California Consumer Privacy Act effective on January 1, 2020) are likely to result in greater compliance burdens for companies with global operations. Globally, many government and consumer agencies have also called for new regulation and changes in industry practices with respect to information collected from consumers, electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising.

The Federal Trade Commission adopted certain revisions to its rule promulgated pursuant to the Children’s Online Privacy Protection Act (“COPPA”), effective as of July 1, 2013, that may impose greater compliance burdens on us. COPPA imposes a number of obligations, such as obtaining verifiable parental permission on operators of websites, apps and other online services to the extent they collect certain information from children who are under 13 years of age. The changes broaden the applicability of COPPA, including by expanding the definition of “personal information” subject to the rule’s parental consent and other obligations.

Our business, including our ability to operate and expand internationally, could be adversely affected if laws or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry practices regarding the collection, use or disclosure of customer data, or regarding the manner in which the express or implied consent of consumers for such collection, use and disclosure is obtained. Such changes may require us to modify our operations, possibly in a material manner, and may limit our ability to develop new products, services, mechanisms, platforms and features that make use of data regarding our customers and potential customers. Any actual or alleged violations of laws and regulations relating to privacy and data security, and any relevant claims, may expose us to potential liability, fines and may require us to expend significant resources in responding to and defending such allegations and claims, regardless of merit. Claims or allegations that we have violated laws and regulations relating to privacy and data security could also result in negative publicity and a loss of confidence in us.

We have experienced rapid growth in recent periods of our songwriters, composers and publishers, and our recent growth rates may not be indicative of our future growth.

We have experienced rapid growth in recent periods of our songwriters, composers and publishers. In future periods, we expect our growth rate to decline. Further, as we operate in a new and rapidly changing category of work management software, widespread acceptance and use of our platform is critical to our future growth and success. We believe our revenue growth depends on a number of factors, including, but not limited to, our ability to:

  ● attract new individuals, teams, and organizations as customers;

  ● grow or maintain our client based of songwriters, composers and publishers;

  ● price our license plans effectively;

  ● expand our customer base into more locations;

  ● continue to successfully expand our sales force;

  ● provide excellent customer experience and customer support;

  ● successfully compete against established companies and new market entrants;

  ● increase awareness of our brand on a global basis; and

  ● comply with existing and new applicable laws and regulations.

If we are unable to accomplish these tasks, our growth would be harmed. We also expect our operating expenses to increase in future periods, and if our growth does not increase to offset these anticipated increases in our operating expenses, our business, results of operations, and financial condition will be harmed, and we may not be able to achieve or maintain profitability.

We have a limited operating history at our current scale, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have been growing rapidly in recent periods and, as a result, have a relatively short history operating our business at its current scale. Furthermore, we operate in an industry that is characterized by rapid technological innovation, intense competition, and changing customer needs. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in evolving industries. In addition, our future growth rate is subject to a number of uncertainties, such as general economic and market conditions, including those caused by the ongoing COVID-19 pandemic. If our assumptions regarding these risks and uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in the market, or if we do not address these risks successfully, our results of operations could differ materially from our expectations, and our business, results of operations, and financial condition would suffer.

We have a history of losses, and we may not be able to achieve profitability or, if achieved, sustain profitability.

We have incurred net losses in each fiscal year since our founding. We generated net losses of $24,756 and $213,504 in fiscal 2020 and fiscal 2021, respectively. We do not expect to be profitable in the near future, and we cannot assure you that we will achieve profitability in the future or that, if we do become profitable, we will sustain profitability. These losses reflect, among other things, the significant investments we made to develop and commercialize our business, serve our existing clients, and broaden our customer base.

As a result of our investments and expenditures related to the growth of our business, we may experience losses in future periods that may increase significantly. Therefore, our losses in future periods may be significantly greater than the losses we would incur if we developed our business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that they may not result in increases in our revenues. We cannot be certain that we will be able to achieve, sustain, or increase profitability on a quarterly or annual basis. Any failure by us to achieve and sustain profitability would cause any trading price of our Class A common stock to decline.

We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our profitability in the near and medium term.

A significant part of our business strategy and culture is to focus on long-term growth and customer success over short-term financial results. As a result, in the near and medium term, we may continue to operate at a loss, or our near- and medium-term profitability may be lower than it would be if our strategy were to maximize near- and medium-term profitability. We expect to continue making significant expenditures on sales and marketing efforts, and expenditures to grow our business. Such expenditures may not result in improved business results or profitability over the long term. If we are ultimately unable to achieve or improve profitability at the level or during the time frame anticipated by securities or industry analysts and our stockholders, the trading price of our common stock may decline.

Our quarterly results may fluctuate significantly and may not meet our expectations or those of investors or securities analysts.

Our results of operations are affected by the amount and quality of music that we release, the number of releases that include musical compositions published by us, timing of release schedules and, more importantly, the consumer demand for these releases. We also make advance payments to recording artists and songwriters, which impact our results of operations and operating cash flows. The timing of releases and advance payments is largely based on business and other considerations and is made without regard to the impact of the timing of the release on our financial results. In addition, certain of our license agreements with digital music services contain minimum guarantees and/or require that we are paid minimum guarantee payments. Our results of operations and cash flows in any reporting period may be materially affected by the timing of releases and advance payments and minimum guarantees, which may result in significant fluctuations from period to period, which may have an adverse impact on the price of our shares of common stock.

 Our quarterly financial results may fluctuate due to a variety of factors, many of which are outside of our control and may be difficult to predict, including, but not limited to:

  ● the level of demand for our business;

  ● the level of demand for the musical works of our songwriters, composers and publishers;

  ● our ability to grow or maintain our licensing relationships, expand usage of our licenses, and sell licenses;

  ● our ability to achieve widespread use of the musical works in our repertory;

  ● errors in our forecasting of the demand for the musical works in our repertory, which would lead to lower revenues, increased costs, or both;

  ● the timing of expenses and recognition of revenues;

  ● pricing pressure as a result of competition or otherwise;

  ● adverse litigation judgments, other dispute-related settlement payments, or other litigation-related costs;

  ● increasing the number of employees hired;

  ● changes in, and continuing uncertainty in relation to, the legislative or regulatory environment;

  ● legal and regulatory compliance costs in new and existing markets;

  ● costs and timing of expenses related to the potential acquisition of businesses, talent, technologies, or intellectual property, including potentially significant amortization costs and possible write-downs;

  ● health epidemics, such as the COVID-19 pandemic, influenza, and other highly communicable diseases or viruses; and

  ● general economic conditions in either domestic or international markets, including geopolitical uncertainty and instability and their effects on discretionary spending.

Any one or more of the factors above may result in significant fluctuations in our quarterly results of operations, which may negatively impact any trading price of our common stock. You should not rely on our past results as an indicator of our future performance.

The variability and unpredictability of our quarterly results of operations or other operating metrics could result in our failure to meet our expectations or those of investors or analysts with respect to revenues or other metrics for a particular period. If we fail to meet or exceed such expectations for these or any other reasons, any trading price of our common stock would fall, and we would face costly litigation, including securities class action lawsuits.

We may not be able to effectively manage our growth.

We have experienced rapid growth of our customers, and our songwriters, composers and publishers, and increased demand for our business. The growth and expansion of our business may place a significant strain on our management, operational, and financial resources. We are required to manage multiple relationships with various strategic partners, customers, and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our computer systems, procedures, or internal controls may not be adequate to support our operations, and our management may not be able to manage such growth effectively. To effectively manage our growth, we must continue to implement and improve our operational, financial, and management information systems and expand, train, and manage our employee base.

The COVID-19 pandemic has affected how we and our customers operate and has adversely affected the global economy, and the duration and extent to which this will affect our business, future results of operations, and financial condition remains uncertain.

In December 2019, COVID-19 was first reported to the World Health Organization, or WHO, and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. Since then, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods, and services worldwide. As a result, our license holders may have temporarily closed their establishments and the economy has shifted away from public performance of musical works at venues, all of which may continue for an indefinite amount of time and represent a significant disruption in how we operate our business. The operations of our partners, vendors, and customers have likewise been disrupted.

While the duration and extent of the COVID-19 pandemic depends on future developments that cannot be accurately predicted at this time, such as the extent and effectiveness of containment and mitigation actions, it has already had an adverse effect on the global economy, and the ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, the conditions caused by this pandemic may affect the rate of global IT spending, which could adversely affect demand for our platform. Further, the COVID-19 pandemic has caused us to experience, in some cases, longer sales cycles and an increase in certain prospective and current customers seeking lower prices or other more favorable contract terms, and has limited the ability of our direct sales force to travel to customers and potential customers. In addition, the COVID-19 pandemic could reduce the value or duration of licenses, negatively impact collections of accounts receivable, reduce expected spending from our paying customers, cause some of our paying customers to go out of business, and affect contraction or attrition rates of our paying customers, all of which could adversely affect our business, results of operations, and financial condition. Additionally, concerns over the economic impact of COVID-19 have caused extreme volatility in financial and other capital markets, which may adversely affect our stock price and our ability to access capital markets in the future.

While we have developed and continue to develop plans to help mitigate the potential negative impact of COVID-19, these efforts may not be effective, and any protracted economic downturn will likely limit the effectiveness of our efforts. Accordingly, it is not possible for us to predict the duration and extent to which this will affect our business, future results of operations, and financial condition at this time.

If we are unable to attract and increase our customer base, identify and sign new songwriters, composers and publishers, and expand usage of our licenses and musical works in our repertory, our prospect for revenue would be harmed.

To generate revenue and achieve profitability, we must increase our customer base through various methods, including but not limited to, adding new songwriters, composers and publishers, and expanding usage of our licenses and musical works in our repertory. While we have experienced significant growth in the number of license holders and songwriters, composers and publishers, we do not know whether we will continue to achieve similar growth rates in the future, including whether we will generate sufficient revenue to operate our business. Numerous factors may impede our ability to add new license holders and songwriters, composers and publishers, including but not limited to, our failure to attract and effectively train new sales and marketing personnel, failure to develop or expand relationships with partners, failure to compete effectively against alternative products or services, failure to provide a quality customer experience and customer support, or failure to ensure the effectiveness of our marketing programs. Additionally, as we focus on increasing our sales to larger organizations, we will be required to deploy sophisticated and costly sales efforts, which may result in longer sales cycles. Sales efforts targeted at larger customers typically involve greater costs, longer sales cycles, greater competition, and less predictability in completing some of our sales. In addition, the ongoing COVID-19 pandemic and related precautionary measures we and other companies are taking are impacting our sales activity. For example, like many other companies, including our customers and prospects, our Founder is working remotely, and we have limited all non-essential business travel. Restrictions on travel and in-person meetings have interrupted and could continue to interrupt our sales activity, and we cannot predict whether, for how long, or the extent to which the COVID-19 pandemic and related precautionary measures may have an impact. If our efforts to sell to organizations of all sizes are not successful or do not generate additional revenues, our business, results of operations, and financial condition would suffer.

In addition, we believe that many of our new customers, songwriters, composers and publishers originate from word-of-mouth and other non-paid referrals from existing customers, so we must ensure that our existing customers and songwriters, composers and publishers remain loyal to us in order to continue receiving those referrals. Our ability to attract new customers and songwriters, composers and publishers and increase revenues from existing paying customers depends in large part on our ability to continually grow the musical works in our repertory in order to maintain and improve the quality and value of our business. Accordingly, we must continue to invest in research and development and in our ongoing efforts to improve and enhance our platform. The success of any enhancement to our platform depends on several factors, including timely completion and delivery, competitive pricing, integration with existing technologies, and overall market acceptance. Furthermore, the COVID-19 pandemic could have an impact on our plans to offer new musical works, particularly if we experience impacts to productivity due to our employees or their family members experiencing health issues, if our Founder continues to work remotely for extended periods, or if there are increasing delays in the hiring and onboarding of new employees.

Moreover, our business is based on licensing musical works, and customers are not obligated to and may not renew their license after their existing license expire, and we cannot ensure that customers will renew license with a similar contract period, with the same or greater number of users, or for the same level of subscription plan or upgrade to Business and Enterprise plans. Customers may or may not renew their subscription plans as a result of a number of factors, including their satisfaction or dissatisfaction with our platform, our pricing or pricing structure, the pricing or capabilities of the products and services offered by our competitors, the effects of general economic conditions, or customers’ budgetary constraints. If customers do not renew their subscriptions, renew on less favorable terms, our revenues may decline or grow less quickly than anticipated, which would harm our business, results of operations, and financial condition. Additionally, we continue to monitor how COVID-19 may impact the adoption of our platform generally and our success in engaging with new customers and expanding relationships with existing customers. We also may continue to experience a reduction in license renewal rates, particularly within our small and medium-sized customers, as well as reduced customer spend and delayed payments that could materially impact our business, results of operations, and financial condition in future periods. While we believe we may begin generating revenues in the near-term as a result of our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our operating results and overall financial performance until future periods. If we fail to predict customer demands, fail to sufficiently account for the impact of COVID-19 on our sales projections, or fail to attract new customers and maintain and expand new and existing customer relationships, our revenues may grow more slowly than expected, may not grow at all, or may decline, and our business may be harmed.

If the music content we provide to digital entertainment services does not appeal to consumers’ tastes and preferences, our revenue will decrease.

Our success depends on our ability to acquire or license public performance rights and offer musical works that appeals to consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. We cannot accurately assess or control consumer demand for our music content. Our historical revenue is based on the number of musical works available for licensing of public performance rights. Seasonality and other trends in consumer demand for music have been difficult to assess from this limited historical data. In the future, the musical works in our repertory may not experience any demand. Any reduction in the popularity of the musical works in our repertory with consumers may cause a reduction in our revenue

If we experience excessive fraudulent activity, we could incur substantial costs and lose the right to accept credit cards for payment, which could cause our customer base to decline significantly.

A large portion of our customers authorize us to bill their credit card accounts through a third-party payment processing partners for our licensing agreements. All payments are processed utilizing checks, wires and ACH through our financial institutions. We do not engage in credit card processing. Presently, we have no relationship with any third-party payment processor for payment on our licensing agreement, although we are actively seeking to enter into such relationships by contacting such processors and working through their onboarding requirements. If we secure such a relationship, and if customers pay for their subscription plans with stolen credit cards or believe they have not authorized the entry into a licensing agreement with us or seek to cancel such agreements, we could incur substantial third-party vendor costs for which we may not be reimbursed. Further, our customers provide us with credit card billing information online, and we do not review the physical credit cards used in these transactions, which increases our risk of exposure to fraudulent activity. We also incur charges, which we refer to as chargebacks, from the credit card companies for claims that the customer did not authorize the credit card transaction for license agreements, something that we have experienced in the past. If the number of claims of unauthorized credit card transactions becomes excessive, we could be assessed substantial fines for excess chargebacks, and we could lose the right to accept credit cards for payment. In addition, credit card issuers may change merchant standards, including data protection and documentation standards, required to utilize their services from time to time. Our third-party payment processing partners must also maintain compliance with current and future merchant standards to accept credit cards as payment for our paid subscription plans. Substantial losses due to fraud or our inability to accept credit card payments would cause our customer base to significantly decrease and would harm our business.

We may engage in merger and acquisition activities, which would require significant management attention, disrupt our business, dilute stockholder value, and adversely affect our business, results of operations, and financial condition.

As part of our business strategy to expand our platform and grow our business in response to changing technologies, customer demand, and competitive pressures, we may in the future make investments or acquisitions in other companies, products, or technologies. The identification of suitable acquisition candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions on favorable terms, if at all. If we do complete acquisitions, we may not ultimately strengthen our competitive position or achieve the goals of such acquisition, and any acquisitions we complete could be viewed negatively by customers or investors. We may encounter difficult or unforeseen expenditures in integrating an acquisition, particularly if we cannot retain the key personnel of the acquired company. Existing and potential customers may also delay or reduce their use of our business offerings due to a concern that the acquisition may decrease effectiveness of our business affairs (including any newly acquired product). In addition, if we fail to successfully integrate such acquisitions, or the assets, technologies, or personnel associated with such acquisitions, into our company, the business and results of operations of the combined company would be adversely affected.

Acquisitions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, subject us to increased regulatory requirements, cause adverse tax consequences or unfavorable accounting treatment, expose us to claims and disputes by stockholders and third parties, and adversely impact our business, financial condition, and results of operations. We may not successfully evaluate or utilize the acquired technology and accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash for any such acquisition which would limit other potential uses for our cash. If we incur debt to fund any such acquisition, such debt may subject us to material restrictions in our ability to conduct our business, result in increased fixed obligations, and subject us to covenants or other restrictions that would decrease our operational flexibility and impede our ability to manage our operations. If we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders’ ownership would be diluted.

We may need additional capital, and we cannot be sure that additional financing will be available.

Historically, we have financed our operations and capital expenditures primarily through capital infusion from Jake Noch, our executive officer and director. For clarity, we have not entered into any loan, debt or other financing agreements with Mr. Noch, and we have no obligation to repay Mr. Noch for his capital contributions. Mr. Noch has funded our operations from his personal wealth with a full understanding of the personal financial risk thereof. While Mr. Noch intends to continue providing Pro Music with capital to fund its operations, there can be no assurance that he will continue to do so in the future, although Mr. Noch is aware that any cessation of his funding our operations will result in a total loss of his investment and the value of his substantial shareholding of Pro Music. In the future, we may raise additional capital through additional debt or equity financings to support our business, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our development efforts, business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of existing stockholders, and existing stockholders may experience dilution. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.

Changes in tax laws or regulations could be enacted or existing tax laws or regulations could be applied to us or our customers in a manner that could increase the costs of our platform and harm our business.

Income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted or amended at any time (possibly with retroactive effect), and could be applied solely or disproportionately to products and services provided over the internet. These enactments or amendments could reduce our sales activity due to the inherent cost increase the taxes would represent and ultimately harm our results of operations and cash flows.

The application of U.S. federal, state, local, and international tax laws to our services is unclear and continuously evolving. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted or applied adversely to us, possibly with retroactive effect, which could require us or our customers to pay additional tax amounts, as well as require us or our customers to pay fines or penalties, as well as interest for past amounts. If we are unsuccessful in collecting such taxes due from our customers, we would be held liable for such costs, thereby adversely affecting our results of operations and harming our business. We may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain.

Our business, results of operations, and financial condition may be harmed if we are required to collect sales or other related taxes for licenses where we have not historically done so.

We seek to comply with any sales-tax collection obligations on our down-stream licenses to our customers. One or more states or countries may seek to impose incremental or new sales, use, or other tax collection obligations on us. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes could, among other things, result in substantial tax payments, create significant administrative burdens for us, discourage potential customers from subscribing to our platform due to the incremental cost of any such sales or other related taxes, or otherwise harm our business, results of operations, and financial condition.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We do not expect to become profitable in the near future or to generate revenue in excess of our expenses. We will likely never achieve profitability and have incurred, and will continue to incur, substantial net operating losses, or NOLs, during our history. In general, under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income or taxes. For these purposes, an ownership change generally occurs where the aggregate change in stock ownership by one or more stockholders or groups of stockholders owning at least 5% of a corporation’s stock exceeds more than 50 percentage points over a three-year period. While we do not believe we have experienced ownership changes in the past, it is possible we have done so, and we may experience ownership changes in the future or shifts in our stock ownership (some of which shifts are outside our control). As a result, even if we attain profitability, we may be unable to use a material portion of our NOLs and other tax attributes.

The digital music industry is evolving and we are vulnerable to discounting, price-reductions, pricing structure and stocking changes that may evolve in the industry and, as a result, cause a reduction in our revenue.

We receive revenue based on per location or per service fees. We have limited ability to influence the pricing models of our downstream customers.

Other parties may have public performance rights, or claim to have such rights, to the musical works in our repertory, which may result in duplicates of the performance rights in such works

We generally acquire or license public performance rights for the musical works in our repertory that the owner of music content has available to grant; however, the holders of such rights may not possess exclusive rights to those musical works. We do not determine, and are unable to determine, the number of additional holders of rights to the musical works in our repertory. Aside from copyright law, the public performance rights to musical works in our repertory are contractual in nature. There is no central registry or directory that evidences the chain of title to the rights of music recordings other than copyright registration, which is voluntary. Given the age of many of the music recordings we have acquired or licensed or may acquire or license in the future, there is often a lack of documentation to evidence the chain of title. In addition, there is a common practice in the music industry of licensing rights in various formats or in certain compilations and to grant the same rights to different parties for the same or different geographic regions. We are aware of numerous instances where other parties, such as our competitor performance rights organizations, assert rights to the public performance right to the musical works in our repertory. If the licensing of public performance rights to the musical works in our repertory is available from alternative sources, our revenue will be reduced to the extent these licenses are purchased instead of ours.

We face a potential loss of catalog to the extent that our recording artists have a right to recapture rights in their recordings under the U.S. Copyright Act.

The U.S. Copyright Act provides authors (or their heirs) a right to terminate U.S. licenses or assignments of rights in their copyrighted works in certain circumstances. This right does not apply to works that are “works made for hire.” Since the enactment of the Sound Recordings Act of 1971, which first accorded federal copyright protection for sound recordings in the U.S., virtually all of our agreements with recording artists provide that such recording artists render services under a work-made-for-hire relationship. A termination right exists under the U.S. Copyright Act for U.S. rights in musical compositions that are not “works made for hire.” If any of our commercially available sound recordings were determined not to be “works made for hire,” then the recording artists (or their heirs) could have the right to terminate the U.S. federal copyright rights they granted to us, generally during a five-year period starting at the end of 35 years from the date of release of a recording under a post-1977 license or assignment (or, in the case of a pre-1978 grant in a pre-1978 recording, generally during a five-year period starting at the end of 56 years from the date of copyright). A termination of U.S. federal copyright rights could have an adverse effect on our Recorded Music business. From time to time, authors (or their heirs) have the opportunity to terminate our U.S. rights in musical compositions. We believe the effect of any potential terminations is already reflected in the financial results of our business.

We are dependent on third party merchant credit card processors.

Our future success will depend, in significant part, upon third party credit card processing firms. Loss of our merchant services credit card processing firm and the inability to rapidly replace that firm could have a substantial negative effect on our business.

Card association rules may change or certain practices could negatively affect our business and, if we do not comply with these rules, could result in our inability to accept credit cards. If we are unable to accept credit cards, our competitive position would be critically damaged.

We are not a bank and as a result we are barred from belonging to and directly access the credit card associations or the bank payment network. We must therefore rely on banks and their service providers to process our transactions. We must comply with the operating rules of the credit card associations and bank payment networks as they apply to merchants. The associations’ member banks set these rules, and the associations interpret the rules. Credit card associations could adopt new operating rules or interpretations of existing rules which we may find difficult or even impossible to comply with, in which case we could lose our ability to give customers the option of using credit cards to support their payments. If we were unable to accept credit cards our competitive position would be critically damaged.

We face considerable risks of loss due to fraud and/or disputes with our customers. If we are unable to deal effectively with losses from fraudulent transactions, our losses from fraud would increase, and our business would be materially adversely effected.

We face significant risks of loss due to fraud and disputes with our customers, including unauthorized use of credit cards and bank account information and identity theft; merchant fraud and other disputes; system security breaches; fraud by employees; and use of our system for illegal purposes. When a customer pays us for goods or services a credit card and the cardholder is defrauded or otherwise disputes the charge, the full amount of the disputed transaction gets charged back to us and our credit card processor levies additional fees against us, unless we can successfully challenge the chargeback. Chargebacks may arise from the unauthorized use of a cardholder’s card number or from a cardholder’s claim that a merchant failed to perform. If our chargeback rate becomes excessive, we may be required to pay fines and our ability to accept cards for payments could be restricted or cancelled. We cannot assure you that chargebacks will not arise in the future.

Unauthorized use of credit cards and bank accounts could expose us to substantial losses. If we are unable to detect and prevent unauthorized use of cards and bank accounts, our business would suffer.

The highly automated nature of our business transactions with our customers makes us an attractive target for fraud and dissatisfaction. We face an inherent trade-off between customer convenience and security. There can be no assurance that we will not incur chargebacks in the future. Nor is there any assurance that our downstream customers will pay our licensing fees.

Our liquidity would be adversely impacted, potentially materially, in the event we were to engage credit card processors who were to impose holdback restrictions for payments due to us from credit card transactions.

We currently do not have any agreement with any organizations that process credit card transactions by our customers. We have and may presently be subject to credit card holdbacks under our credit card processing agreements. If we fail to meet certain requirements, our credit card processors have the right to hold back credit card remittances to cover our obligations to them. If our credit card processors were to impose holdback restrictions on us, the negative impact on our liquidity could be significant which could have a material adverse effect on our business, results of operations and financial condition.

We are dependent on the Internet infrastructure.

Our future success will depend, in significant part, upon the maintenance of the various components of the Internet infrastructure, such as a reliable backbone network with the necessary speed, data capacity and security, and the timely development of enabling products, such as high-speed modems, which provide reliable and timely Internet access and services. To the extent that the Internet continues to experience increased numbers of users, frequency of use or increased user bandwidth requirements, we cannot be sure that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected. Furthermore, the Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure or otherwise, and such outages or delays could adversely affect our website and the websites of our co-branded partners, as well as the Internet service providers and online service providers our customers use to access our services. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols that can handle increased levels of activity. We cannot predict whether the infrastructure and complementary products and services necessary to maintain the Internet as a viable commercial medium will be developed or maintained. The threat of hacking is an ongoing one and to the best of our ability we will monitor our servers, maintain up-to-date anti-virus and anti-malware programs and keep our employees advised as to proper computer security.

RISKS RELATED TO OUR COMMON STOCK

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if its stock price appreciates.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We have experienced significant volatility in the price of our stock over the past few years. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. In addition, the stock markets in general can experience considerable price and volume fluctuations.

We have not voluntary implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against interested director transactions, conflict of interest and similar matters.

Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. While we intend to adopt certain corporate governance measures such as a code of ethics and established an audit committee, Nominating and Corporate Governance Committee, and Compensation Committee of our board of directors, we have not taken such action as of the date hereof.

If a public market for our common stock develops, trading will be limited under the SEC’s penny stock regulations, which will adversely affect the liquidity of our common stock.

The trading price of our common stock is less than $5.00 per share and, as a result, our common stock is considered a “penny stock,” and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. Generally, the broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser’s written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a “penny stock,” including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market. An active and liquid market in our common stock may never develop due to these factors.

DILUTION

On August 15, 2022 the Company entered into a Share Exchange Agreement with Pro Music Rights Inc., a Delaware corporation (“Pro Music Rights”), and the shareholders of Pro Music Rights, in which the Pro Music Rights Shareholders exchanged 100% of their shares in Pro Music Rights in consideration of 3,500,000,000 Shares of Common Stock of the Company. The closing occurred on August 15, 2022 and, as a result, Pro Music Rights became a wholly owned subsidiary of the Company. The following Directors and Officers received the following number of Shares of Common Stock in the Company pursuant to the August 15, 2022 Share Exchange Agreement:

Name	Number of Company Common Stock Shares Issued
Jake Noch	3,514,310,075
Vito Roppo	12,415,750
Paul Ring	1,241,575

Rodrigo Di Federico	8,691,025
James R. Chillemi	1,241,575

All of the above-named persons exchanged the Shares for par value set at $0.001 per Share.

PLAN OF DISTRIBUTION

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to invest.promusicrights.com to invest. The Company has not engaged an underwriter or a broker-dealer in connection with this Offering.

While Shares are expected to be offered and sold directly by the Company and its respective Officers and employees, the Company has reserved the right to offer and sell Shares through the services of independent broker-dealers who are member firms of the Financial Industry Regulatory Authority (“FINRA”) and who will be entitled to receive customary and standard commissions of up to ten percent (10%) of the Proceeds received for the sale of Shares. Notwithstanding the foregoing, the amount and nature of commissions payable to broker-dealers is expected to vary in specific instances and may be lower than the one listed herein. The Investor who is admitted to the Company through such broker-dealer (and not the Company) may be responsible for all such commissions payable to broker-dealers (and such payments may reduce the Investor’s invested capital) or the Company may pay such commissions.

No Commissions or any other remuneration for Share sales will be provided to the Fund, the Manager, the Directors, any Officer, or any employee of the Fund, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended.

The Fund will not limit or restrict the sale of the Shares during this 12-month Offering.

Directors, Officers, and employees of the Fund are primarily engaged in the Fund’s business of music licensing. Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Fund believes that the Directors, Officers, and employees are associated persons of the Fund not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, and employees primarily perform substantial duties for the Fund other than the sale or promotion of securities; (5) no Director, Officer, or employee has acted as a broker or dealer within the preceding twelve months of the date of this Offering Circular; (6) no Director, Officer, or employee will participate in selling this Offering after more than twelve months from the Effective Date of the Offering.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website at invest.promusicrights.com and via of the EDGAR filing system.

Selling Securityholders

Name of Selling Shareholder	Shares owned Prior to Offering	Shares offered pursuant to this Offering	Shares Remaining after successful Offering
Jake P. Noch Family Office, LLC	3,514,310,075	3,514,310,075	0

The total number of Shares offered by Selling Shareholders is 3,514,310,075. This represents 98.5% of all Shares outstanding as of the date of this Offering Circular.

The Selling Shareholders are entitled to sell their Shares immediately upon qualification of the Offering. Approximately 29.9% of the Proceeds will go to the accounts of Selling Shareholders.

The Selling Shareholders Shares will be sold through the efforts of the Company, its officers, or will do so independently from the Company at limit Prices not greater or less than 30% of the aggregate offering price. The Selling Shareholders Shares may be sold through a FINRA broker dealer, not yet identified as of the date of this Offering Circular.

USE OF PROCEEDS

The Company intends to use the Proceeds of this Offering for the following purposes:

	25%	50%	75%	100%
Licensing Agreement Enforcement & Collection	$3,281,755.97	$6,563,551.94	$9,845,327.91	$13,127,103.88

Intellectual Property Enforcement & Compliance	$3,281,755.97	$6,563,551.94	$9,845,327.91	$13,127,103.88
Intellectual Property Acquisition	$3,281,755.97	$6,563,551.94	$9,845,327.91	$13,127,103.88
Marketing	$3,281,755.97	$6,563,551.94	$9,845,327.91	$13,127,103.88
General Working Capital	$3,281,755.97	$6,563,551.94	$9,845,327.91	$13,127,103.88
Selling Shareholders	$5,622,896.12	$11,245,792.24	$16,868,688.36	$22,491,584.48
Total	$18,750,000.00	$37,500,000.00	56,250,000.00	75,000,000.00

1. Licensing agreement enforcement and collection campaign - $13,127,103.88

The Company intends to spend roughly $13,127,103.88 on a licensing agreement enforcement and collection campaign. These funds will be used to compel compliance and payment of the Company’s existing and future licensing agreements.

2. Intellectual property enforcement and compliance campaign - $13,127,103.88

The Company anticipates using approximately $13,127,103.88 of the Proceeds for an intellectual property enforcement and compliance campaign. This may include litigation for willful copyright infringement, anti-trust legal actions, issuing of legal notices, and licensing negotiations.

3. Intellectual property Acquisition - $13,127,103.88

The Company anticipates using approximately $13,127,103.88 of the Proceeds to acquire intellectual property assets, including royalty and ownership stakes in public performance rights of musical compositions.

4. Marketing - $13,127,103.88

The Company anticipates using approximately $13,127,103.88 of the Proceeds for marketing purposes. This may include search-engine optimization (“SEO”) marketing for the acquisition of new clients via Google ads, Bing ads, Facebook ads, Reddit ads, sponsored posts, sponsored articles, sponsored banner ads, as well as traditional print and broadcast media. Additionally, the Company intends to allocate approximately $1,000,000.00 out of the $13,127,103.88 on investor relations firm(s) & marketing targeting investor(s).

5. General Working Capital - $13,127,103.88

The Company anticipates using approximately $13,127,103.88 of the Proceeds as working capital. The Company will use these Proceeds for day-to-day costs such as fees relating to the following: Transfer Agent, OTC Markets Group, Accountants, Auditors, Insurance, and Credit Ratings (such as S&P, Moody’s, & Finch). Any remaining proceeds will be placed into an account to be managed by the Company's financial advisor(s) at UBS or similar firm(s). These funds will be accessible by the Company for use in operations at any time and are not intended to act as illiquid investments.

6. Selling Securityholders - $22,491,584.48

The Selling Shareholders are entitled to sell their Shares immediately upon qualification of the Offering. With a successful offering, where the gross Proceeds received equals the Maximum Offering Amount, $22,491,584.48 of the Proceeds will go to the accounts of Selling Shareholders. Approximately 29.9% of the Proceeds will go to the accounts of Selling Shareholders if the Company raises partial Proceeds through this Offering.

DESCRIPTION OF THE BUSINESS

Corporate History

History of the Company

The Company was originally incorporated as Hyperbaric Oxygenation Corporation in the State of Nevada on November 17, 1997. The Company subsequently changed its name to Building Turbines, Inc. on January 1, 2011 in connection with the Company’s December 1, 2010 acquisition of Building Turbines, Inc which was in the development of wind turbines for office buildings. Prior to the acquisition of Building Turbines, Inc, the Company had been engaged in the business of Hyperbaric care centers in Canada.

On February 26, 2016, an exchange agreement was entered into by and among certain shareholders and debt holders of the Company, representing the majority of the outstanding shares of the Company and FutureWorld, Corp., a Delaware Corporation which was the owner of the partially owned subsidiary, NUVUS GRO. On March 10, 2016, Building Turbines, Inc. changed its name to HempTech Corp. There was a change of control in connection with the name change. As HempTech Corp, the Company was a provider of advanced controlled environment agriculture with sophisticated automation and analytical tools for the cultivators of legal industrial hemp and cannabis. On March 13, 2018 the Company changed its name to Nuvus Gro Corp.

Nuvus Gro Corp. entered into a Share Exchange Agreement on August 15, 2022 with Pro Music Rights Inc., a Delaware corporation (“Pro Music” or “PMR”) and the shareholders of Pro Music (the “Pro Music Shareholders”), pursuant to which the Pro Music Shareholders exchanged 100% of their securities of Pro Music in consideration of 3,500,000,000 Shares of common stock of the Company. The closing occurred on August 15, 2022 and, as a result, Pro Music became a wholly owned subsidiary of the Company. A change of control occurred through the execution of the Share exchange Agreement whereby Mr. Jake P. Noch became the majority shareholder and a Director of Nuvus Gro Corp. In addition to Mr. Noch, Mr. Vito Roppo, Mr. Paul Ring, Mr. Rodrigo Di Federico, and Mr. James R. Chillemi were also appointed as Directors.

Pro Music was formed as “Pro Music Rights, LLC,” a Florida limited liability company effective as of January 31, 2018, and converted into a Delaware corporation on November 4, 2020 resulting in, among things, a change of the legal name from “Pro Music Rights, LLC” to “Pro Music Rights Inc.”

The Company expects to account for the Share Exchange Agreement for accounting purposes as a recapitalization and reverse merger pursuant which the historical financial statements of Pro Music will become the historical financial statements of the registrant subsequent to the closing. The transaction is intended to constitute a tax-free reorganization under Section 351 of the Internal Revenue Code of 1986, as amended.

On September 22, 2022, Nuvus Gro Corp. (the “Company”), filed a Certificate of Amendment to Articles of Incorporation of the Company (the “Certificate of Amendment”) with the Secretary of State of the State of Nevada, pursuant to which the authorized shares of common stock was increased to 20,000,000,000.

The Certificate of Amendment was approved by the holder of approximately 99% of the total issued and outstanding common stock of the Company by written consent on September 22, 2022.  Such approval and consent constitute the approval and consent of at least a majority of the voting power of the Company’s outstanding capital stock and are sufficient under Section 78.320 of the Nevada Revised Statutes and the Company’s Articles of Incorporation and Bylaws then in effect to approve the Certificate of Amendment.

Prior to the Share Exchange Agreement the Company was a provider of advanced controlled environment agriculture with sophisticated automation and analytical tools for the cultivators of legal industrial hemp and cannabis. The Company has ceased all operations in this industry. As of August 15, 2022, all of the Company’s operations are those of a public performance rights organization.

Business Model

The Company is a public performance rights organization representing approximately 2.5 million musical works of songwriters, composers and publishers. The Company collects license fees on behalf of the songwriters, composers and publishers with whom it is affiliated and then distributes 100% of the license fees as royalties to those songwriters, composers and publishers whose musical works have been publicly performed. The Company’s repertory is presently accessible by download at https://promusicrights.com. Separately, even though the Company provides its songwriters, composers and publishers 100% of the royalties attributable to the public performance of their musical works, the Company generates revenue from monthly or annual license fees, including on a per-location basis, to its customers for the public performance of musical works in its repertory. This model differs from competitors as the Company does not charge their artists an administration fee or utilize a royalty pool model.

The Company has a number of reputable artists in its repertory including, OG Maco, best known for his 2014 debut single “U Guessed It,” which went viral and peaked at number 90 on the U.S. Billboard Hot 100. The Company has entered into agreements granting it the right to license the public performance rights in an approximate 2.5 million copyrighted musical works, which include, for example, musical works featuring notable artists such as A$AP Rocky, Wiz Khalifa, Pharrell, Young Jeezy, Juelz Santana, Lil Yachty, MoneyBaggYo, Larry June, Trae Pound, Sause Walka, Trae Tha Truth, Sosamann, Soulja Boy, Lex Luger, Lud Foe, SlowBucks, Gunplay, OG Maco, Rich The Kid, Fat Trel, Young Scooter, Nipsey Hussle, Famous Dex, Boosie Badazz, Shy Glizzy, 2 Chainz, Migos, Gucci Mane, Rich The Kid, Young Dolph, Trinidad James and Fall Out Boy.

The Company requires its songwriters, composers and publishers to enter into written agreements granting the Company the right and license to publicly performance their respective copyrighted musical works. Under the approximate 3,714 agreements with the Company, such songwriter, composer and/or publisher has granted the Company the right to license non-dramatic public performances of their respective musical works, along with the rights and remedies to enforce the copyrights to such musical works. The period of those agreements is for an initial two-year period with successive two-year additional periods unless terminated prior to the then-applicable term with not more than six (6) months or less than three (3) months written notice. The Company is obligated to distribute one hundred percent (100%) of all per-use royalties collected (not including blanket licenses) less any third-party processing fees.

Although the Company’s songwriters, composers and publishers grant the Company the right and license to publicly performance their respective copyrighted musical works, such musical works may be subject to prior agreements with other performance rights organizations, such as Broadcast Music, Inc., American Society of Composers, Authors, and Publishers, Society of European Stage Actors and Composers, and Global Music Rights, LLC. Because such other agreements may not have been terminated, or may not have been properly terminated, such other performance rights organization may continue to claim rights with respect to the musical works that are now subject to written agreement with the Company. Additionally, such other agreements may have granted such other performance rights organizations with the continuing right to administer licenses and collect royalties with respect to the musical works that are not subject to written agreement with the Company.

Intellectual Property

The Company’s License Agreements with Customers for the Public Performance of Musical Works in its Repertory

The Company has entered into written “Business License Agreements” with approximately 466 customers granting them a nonexclusive right and license to publicly perform the musical works of its songwriters, composers and publishers in the Company’s repertory. Of the approximate 2.5 million musical works in the Company’s repertory, approximately 2.2 million are musical works owned by Mr. Noch. The licensing of these approximately 2.2 million musical works with the Company was made pursuant to the Company’s form business licensing agreement (the “Business Licensing Agreement(s)”) The Business License Agreements are designed to encompass the entirety of the songwriter’s, composer’s or publisher’s writer share and publisher share on each of their respective musical compositions. For example, if a songwriter holds 10% of the writer share of a musical composition in 50 musical compositions, then the Business License Agreement is designed for the Company to represent such songwriter’s 10% interest of the writer share for such compositions. The period of those agreements is for an initial term of five (5) years, which term automatically renews for successive one (1) year periods unless either party gives notice of termination no later than ninety (90) days prior to the end of the then-current term. The Company’s Business License Agreements with songwriters, composers and publishers encompass the entirety of their public performance rights in musical works. Such agreements are not generally entered on a song-by-song basis with artists, as the artists generally lack ownership of the public performance rights in and to the musical works except to the extent such artist is a songwriter, composer or publisher of such musical work. Nor does the Company generally enter into such agreements with the individual or group producing the musical work, except to the extent such individual or group is a songwriter, composer or publisher of such musical work.

The Company charges the license fee to customers and the following usage fees (i.e., royalties) for the public performance of musical works in its repertory: A base licensing fee of $50.00 per month for each business location, which fee shall increase every January 1 thereafter at a rate of 2.5% annually. Additionally, a per usage fee for each public performance of the musical works in the Company’s repertory is charged based on $0.00005 per usage for every 1% of a work registered with the Company representing a total of 100% publisher and 100% writer share for a maximum of 200%. Such fee shall increase on a yearly basis every January 1st at 2.5% annually, rounded highest to the nearest $0.01, for example:

EXAMPLE USAGE FEE TABLE

Ownership of Musical Work	Usages	Total Usage Fee	Base License Fee Per Business Location	Total Fee Per Month
1% Ownership of Publisher and Writer share	1,000,000	$100.00	50.00	150.00
50% Ownership of Publisher and Writer share	1,000,000	$5,000.00	50.00	5,050.00
100% Ownership of Publisher and Writer Share	1,000,000	$10,000.00	50.00	10,050.00

With respect to the above table, if a composer holds a 1% interest of the publisher share and a 1% interest of the writer share then, based on 1,000,000 usages of the work over which the composer holds such 1% interest, the composer would receive a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the writer share and a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the publisher share, for a total royalty payment of $100.00.

Market Information

The Company’s customers include television and radio stations, internet/streaming services and mobile technologies, satellite audio services, nightclubs, restaurants, bars and other venues, digital jukeboxes, and live concerts.

The Company relies significantly on songwriters, composers and publishers to enter into agreements with the Company, so that the Company has musical works to license on their behalf. The Company’s revenue model is heavily dependent on securing musical works to license on behalf of songwriters, composers and publishers, and then licensing those musical works to its downstream customers, such as digital streaming services and radio stations. All payments are processed utilizing checks, wires and ACH through financial institutions. While, the Company presently does not engage in credit card processing, it may explore other options to collect payments.

As an early-stage performing rights organization, the Company is working to grow its market share and provide an alternative solution to the existing business model of the other performance rights organizations. The Company will rely heavily on organic marketing through digital channels. The Company also has available an automated, transparent music licensing dashboard and reporting system, which is expected to facilitate additional licensing and transactional revenue. As part of the rollout of such dashboard and system, the Company has lowered the monthly music licensing fee to $50.00 per month per location/service which is in addition to the fees payable for using the musical works in its repertory.

Employees

As of the date of this report, the Company has one (1) full-time employee and no part-time employees. None of the Company’s employees are represented by a labor union or covered by a collective bargaining agreement.

Legal Proceedings

Neither we nor our subsidiaries are currently a party to, nor is our property the subject of, any material legal proceedings

Declaratory Judgement: April 9, 2018

On April 9, 2018, the Company appeared for a hearing which was held before the Twelfth Circuit Court in Desoto County, Florida for the purposes of obtaining a judicial declaratory judgment as to the Company’s status under the Securities laws for Rule 144 determination, as to whether the Company has ever been a “Shell” Company under the Securities Laws. Pursuant to Chapter 86 of the Florida Statutes, the Company had filed the declaratory action so the Court could determine whether the Company had ever met the definition of being a shell company under Rule 405 of the Securities Act. The Company found this necessary so that all shareholders would be able to utilize Rule 144 for exemption from registration.

At the hearing, the Court received evidence including corporate history, financials, SEC filings, and other historical evidence, as well as relevant testimony. The Court entered an Order in the matter finding that the Company was not currently, nor had it ever been a shell company for purposes of Rule 144 exemption from registration.

The Order of the Court as filed in the Twelfth Circuit Court of Florida, Desoto County under case number 2018-CA-00133 is attached as Exhibit 16A.

Special Characteristics of the Company’s Operations and Competing Products/Procedures

Competition

The Company is the one of several public performance rights organization in the United States, including the following:

- Broadcast Music, Inc.;

- American Society of Composers;

- Authors, and Publishers;

- Society of European Stage Actors and Composers, and;

- Global Music Rights, LLC.

DESCRIPTION OF PROPERTY

As of the Date of this Offering Circular, the Company does not own real property or business personal property of material significance.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION OF PRO MUSIC RIGHTS, INC. FOR FISCAL YEAR ENDING DECEMBER 31, 2021 AS COMPARED TO FISCAL YEAR ENDING DECEMBER 31, 2020

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled Financial data and the financial statements included elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included elsewhere in this report. Our fiscal year end is December 31, and references throughout this prospectus to a given fiscal year are to the 12 months ended on that date.

Overview

Pro Music is a for-profit public performance rights organization representing approximately 2.5 million musical works of songwriters, composers and publishers, many of which originate from Jake P. Noch, Pro Music’s CEO, and that collects license fees on behalf of the songwriters, composers and publishers with whom it is affiliated and then distributes the license fees as royalties to those songwriters, composers and publishers whose musical works have been publicly performed. Pro Music’s repertory is presently accessible by download at https://promusicrights.com.

Pro Music is the one of several public performance rights organization in the United States, including Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC, with an estimated 7.4% share of the performance rights market based solely on the approximate 2.5 million musical works in its repertory as compared to the publicly available information of the repertoires of Broadcast Music, Inc, American Society of Composers, Authors, and Publishers, SESAC and Global Music Rights, LLC.

Pro Music has a number of reputable artists in its repertory including, OG Maco, best known for his 2014 debut single “U Guessed It,” which went viral and peaked at number 90 on the U.S. Billboard Hot 100.

Pro Music has entered into agreements granting it the right to license the public performance rights in an approximate 2.5 million copyrighted musical works, which include, for example, musical works featuring notable artists such as A$AP Rocky, Wiz Khalifa, Pharrell, Young Jeezy, Juelz Santana, Lil Yachty, MoneyBaggYo, Larry June, Trae Pound, Sause Walka, Trae Tha Truth, Sosamann, Soulja Boy, Lex Luger, Lud Foe, SlowBucks, Gunplay, OG Maco, Rich The Kid, Fat Trel, Young Scooter, Nipsey Hussle, Famous Dex, Boosie Badazz, Shy Glizzy, 2 Chainz, Migos, Gucci Mane, Rich The Kid, Young Dolph, Trinidad James and Fall Out Boy.

Pro Music currently generates revenue by licensing the musical works in its repertory.

Plan of Operations

While we have generated revenue from operations, such revenue does not appear to be recurring and various downstream customers have failed to continue payments under their respective agreements. As reflected in our audited balance sheet for the period ended December 31, 2021 and 2020, our accounts receivable are $323,387,126 and $107,281,764, respectively, and deferred revenues of $323,387,126 and $107,281,764. Our plan of operation for the 12 months through August 2023 is to continue growing our business in the United States by seeking (i) partnerships to grow our repertory, (ii) songwriters, composers and publishers to contribute musical works to our repertory, and (iii) downstream customers to enter into per location or per service licensing agreements with us. We further intend to seek collection on the outstanding accounts receivable. While the Company intends to minimize its operational expenses, the Company has a good faith belief it can monetize certain accounts receivable through the fiscal year end of December 31, 2022. If the Company is unable to collect a significant percentage of its outstanding accounts receivable by December 31, 2022, the Company will likely have insufficient funds to continue its operations, expend resources on marketing or advertising, and otherwise maintain its information systems. Lastly, in such event, our songwriters, composers and publishers may seek to rescind their grants of public performance licenses or otherwise terminate their agreements with us, substantially impacting the Company’s ability to operate as a going concern.

Our business is to license public performance rights of songwriters, composers and publishers to downstream customers, such as digital streaming services and radio stations. Our primary product and service is our songwriter’s composer’s and publisher’s public performance rights. As stated herein, we have obtained a significant repertory of musical compositions to offer to downstream customers, so that such customers can publicly perform such compositions publicly. While we have generated revenue in 2021 and through the six months ended June 30, 2022, as reflected on our unaudited financial statements, we seek to raise capital in order to scale our business operations. In the past, we have relied on our founder to fund operations. Once we entered into agreements with downstream customers, we began to generate revenue. Yet we continued to incur expenses for advertising and promoting the business, the musical works in our repertory and our songwriters, composers and publishers. We have encountered hesitation by songwriters, composers and publishers to switch performing rights organizations to us in any material numbers, and for downstream customers to enter into licensing agreements with us. We continue to believe that our royalty-payment model will prevail and songwriters, composers and publishers will perceive the added value in our offering to payout the entirety of royalties.

Pro Music’s License Agreements with Customers for the Public Performance of Musical Works in its Repertory

We have entered into written “Business License Agreements” with approximately 466 customers granting them a nonexclusive right and license to publicly perform the musical works of our songwriters, composers and publishers in our repertory. Of the approximate 2.5 million musical works in our repertory, approximately 2.2 million are musical works of Mr. Noch. The Business License Agreements are designed to encompass the entirety of the songwriter’s, composer’s or publisher’s writer share and publisher share on each of their respective musical compositions. For example, if a songwriter holds 10% of the writer share of a musical composition in 50 musical compositions, then the Business License Agreement is designed for Pro Music Rights to represent such songwriter’s 10% interest of the writer share for such compositions. The period of those agreements is for an initial term of five (5) years, which term automatically renews for successive one (1) year periods unless either party gives notice of termination no later than ninety (90) days prior to the end of the then-current term. Our Business License Agreements with our songwriters, composers and publishers encompass the entirety of their public performance rights in musical works. Such agreements are not generally entered on a song-by-song basis with artists, as the artists generally lack ownership of the public performance rights in and to the musical works except to the extent such artist is a songwriter, composer or publisher of such musical work. Nor do we generally enter into such agreements with the individual or group producing the musical work, except to the extent such individual or group is a songwriter, composer or publisher of such musical work.

We charge the following license fee to our customers and the following usage fees (i.e., royalties) for the public performance of musical works in our repertory: A base licensing fee of $50.00 per month for each business location, which fee shall increase every January 1 thereafter at a rate of 2.5% annually. Additionally, a per usage fee for each public performance of the musical works in our repertory is charged based on $0.00005 per usage for every 1% of a work registered with Pro Music Rights representing a total of 100% publisher and 100% writer share for a maximum of 200%. Such fee shall increase on a yearly basis every January 1st at 2.5% annually, rounded highest to the nearest $0.01, for example:

Ownership of Musical Work	Usages	Total Usage Fee	Base License Fee Per Business Location	Total Fee Per Month
1% Ownership of Publisher and Writer share	1,000,000	$100.00	$50.00	$150.00
50% Ownership of Publisher and Writer share	1,000,000	$5,000	$50.00	$5,050.00
100% Ownership of Publisher and Writer Share	1,000,000	$10,000.00	$50.00	$10,050.00

With respect to the above table, if a composer holds a 1% interest of the publisher share and a 1% interest of the writer share then, based on 1,000,000 usages of the work over which the composer holds such 1% interest, the composer would receive a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the writer share and a royalty payment from the usages equal to 1% of the $0.000005 per each of the 1,000,000 usages for the publisher share, for a total royalty payment of $100.00.

In general, if our songwriter, composer or publisher does not hold both 100% of the publisher share of a musical work and 100% of the writer share of a musical work, we would nonetheless collect royalties for the public performance of such musical work but only to the extent of the ownership percentage in the public performance rights of such songwriter, composer or publisher of such musical work, as set forth in above. Further, as a general matter, any individual or entity publicly performing a federally copyrighted musical work without a public performance license from the holders of the public performance rights for such musical work could be found liable for copyright infringement, among other claims. Even if our songwriters, composers or publishers own less than 100% of the publisher share and 100% of the writer share of a musical work, we nonetheless charge business license fees for the license granted to us in our Business License Agreement from our songwriters, composers and/or publishers for the musical works.

Pro Music’s customers are required, on the first of each month, to submit a musical work usage report detailing the usage of each musical work in Pro Music’s repertory. Such report shall contain the amount of usage and/or streams of which the customer utilized the musical works in our repertory. Upon receiving such report, Pro Music issues an invoice for the appropriate usage fee to the customer. In the event the customer submits such report later than five days after such reports are due, we charge the customer an additional fee. We collect payment from our customers through

WePay, PayPal, checks, wire transfer and ACH. Once payments are collected from such agreements, we retain the monthly or annual fee as revenue and collect the usage fees, which are then distributed as royalties to our songwriters, composers and publishers.

Limited Business History; Need for Additional Capital

There is limited historical financial information about the Company upon which to base an evaluation of our performance. We are an early-stage corporation with limited operations and unsustainable revenues from business operations. We cannot guarantee we will be successful in our business plans. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration and/or development, and possible cost overruns due to price and cost increases in services. We are considering options to negotiate business combinations, mergers or acquisitions. However, there is no guarantee that we will be successful in closing these transactions we are considering. We have a specific business plan and timetable to complete our 12-month plan of operation based on the success of our service to license the public performance of musical works in our repertory to potential customers, such as, for example, television and radio stations; broadcast and cable networks; new media, including the Internet/streaming services and mobile technologies; satellite audio services like XM and Sirius; nightclubs, hotels, bars, restaurants and other venues; digital jukeboxes; and live concerts. Specifically, we have entered into various licensing agreements under which we have generated accounts receivables. Our audited balance sheet as of December 31, 2021 identifies $323,562,671 of accounts receivable predominantly arising from such licensing agreements. Note 3 to our audited financial statements identifies accounts receivable consisted of the following: (1) monthly license subscription fee for the fiscal year 2021 of $82,567,682 and for the fiscal year 2020 of $29,708,983; (2) musical work usage non-declaration fee for the fiscal year 2021 of $238,248,810 and for the fiscal year 2020 of $76,228,0652; and (3) interest charges for the fiscal year 2021 of $4,570,634 and for the fiscal year 2020 of $1,344,716. Our inability to raise additional funding may impair our ability to expand our operations, increase revenue, expend resources for advertising and promotion, enter into new licensing agreements and otherwise grow our business.

We will need additional financing to operate our business. We cannot provide investors with any assurance that we will be able to raise sufficient funding to continue or otherwise sustain business operations. We do not currently have any arrangements in place for any future equity financing. Our limited operating history and our lack of significant tangible capital assets makes it unlikely that we will be able to obtain significant debt financing in the near future. If such financing is not available on satisfactory terms, we may be unable to continue or expand our business. Equity financing could result in additional dilution to existing shareholders. We will need to secure financing in the future to continue or otherwise sustain business operations.

Liquidity and Capital Resources

As of December 31, 2021, we had a cash balance of $175,545. We will need to raise funds to commence our 12-month plan of business operation and fund any ongoing operational expenses. Historically, we have financed our operations and capital expenditures primarily through capital infusion from Jake Noch, our executive officer and director. For clarity, we have not entered into any loan, debt or other financing agreements with Mr. Noch, and we have no obligation to repay Mr. Noch for his capital contributions. Mr. Noch has funded our operations from his personal wealth with a full understanding of the personal financial risk thereof. While Mr. Noch intends to continue providing the Company with capital to fund its operations, there can be no assurance that he will continue to do so in the future, although Mr. Noch is aware that any cessation of his funding our operations will result in a total loss of his investment and the value of his substantial shareholding of the Company. In the future, we may raise additional capital through additional debt or equity financings to support our business, to respond to business opportunities, challenges, or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our development efforts, business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked, or debt securities, those securities may have rights, preferences, or privileges senior to the rights of existing stockholders, and existing stockholders may experience dilution. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.

Use of Estimates

The Company prepares financial statements in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management’s knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with maturities of one year or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost. Major repairs and betterments are capitalized and normal maintenance and repairs are charged to expense as incurred. Depreciation is computed by the straight-line method over the estimated useful lives of the related assets. Upon retirement or sale of an asset, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in operations.

Fair Value of Financial Instruments

The fair value of cash and cash equivalents and accounts receivable and accounts payable approximates their carrying amount.

Recent Accounting Pronouncements

The Company does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR NUVUS GRO CORP. FOR PERIOD ENDING MARCH 31, 2022 AS COMPARED TO MARCH 31, 2021

This section of this annual report includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this report. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

NUVUS GRO Corp (“Nuvus Gro”, “we”, “us”, “our”, or the “Company”) was formed on March 1, 2014, as a Nevada corporation. Nuvus Gro is a technology company specialized to address the needs of cultivators of industrial hemp and legal medical marijuana. The Company provides technology to allow growers to grow, securely collect, analyze and control all aspects of the grow cycle.

Nuvus Gro was originally formed as a private company on November 17, 1997. On February 29, 2016, Nuvus Gro merged with Building Turbines, Inc. under the name Hemptech Corp, becoming a publicly traded company. On March 10, 2016, Building Turbines, Inc. changed its name to Hemptech Corp. Post recapitalization of Building Turbines, Inc. Hemptech Corp became publicly traded under the ticker symbol HTCO. In 2019, the Ticker Symbol was changed to NUVG and the company’s name was changed to Nuvus Gro Corp.

Nuvus Gro Corp (OTC: NUVG), is a technology company providing specialized solutions for cultivating cannabis. We design and engineer intelligent, efficient, industrial-grade products using process control techniques, advanced environment sensors, data aggregation, visualization software and security solutions. Our goal is to provide industrial-grade quality, making it possible for growers to compete in the emerging markets or simply to grow their own high quality product.

Nuvus Gro is a leader in Controlled Environment Agriculture (CEA) using Automation Technologies with hardware and software integration to provide optimal growing conditions throughout the development of the crop cycle. Through Nuvus Gro technologies, virtually every component of the plants’ vegetative growth matrix and flower harvest is automated, documented and available in graphic format, both in real time and historically. This simplifies operations and ensures that the baselines set by the master grower are adhered to by the cultivation staff.

Results of Operations

Fiscal 2022 compared with Fiscal 2021

Results of Operations

Net Revenue

For the years ended March 31, 2022 and 2021 the Company had operating revenues of $0 and $ 106,000 respectively. The difference in 2021 was due to the gross income of $131,000 was a customer deposit placed on 08/01/2018 for future services. Those services were provided in September 2020. COGS was 25,000 resulting in a net gain of $ 106,000.

Our total operating expenses which consist of payroll, organization costs as well as attorney fees, accounting fees, and other administrative expenses associated with managing our operations amounted to $322,412 and $405,813 in the years ended March 31, 2022 and 2021, respectively. Our total operating expenses decreased by $ 83,401 in 2022 compared to 2021.  The difference can be attributed toward keeping close controls over expenses.

Net Gain (Loss)

Our net loss for the year ended March 31, 2022 was $ 322,412 compared to a loss of $ 657,769 for the year ended March 31, 2021.  The difference can be attributed toward keeping close controls over expenses.

Liquidity and Capital Resources

As of March 31, 2022, we had a working capital decrease of $ 166 as compared to a working capital gain of $ 166 as of March 31, 2021.  Since inception of March 01, 2014 till March 2022. We will have additional capital requirements during 2022. We do not expect to be able to satisfy our cash requirements through online sales, and therefore we will attempt to raise additional capital through this offering and or other offerings. We cannot assure that we will have sufficient capital to finance our growth and business operations or that such capital will be available on terms that are favorable to us or at all. We are currently incurring operating deficits that are expected to continue for the foreseeable future.

Operating Activities

Cash gained in our net non-cash expenses relating to accrued payroll expenses, depreciation and amortization expense, accounts receivable, inventory purchases, prepaid expenses, accounts payable, accrued liabilities, and advances from related parties.  Cash used in operations of $ 166 during the year ended March 31, 2022 was primarily a result of our $ 322,412 net loss reconciled with our net non-cash expenses relating to depreciation and amortization expense, accounts receivable, inventory purchases, and advances from related parties.

Investing Activities

Cash used in investing activities of $0 during the year ended March 31, 2022.

Financing Activities

During the years ended March 31, 2022 we generated $ 0 proceeds from financing activities.

Seasonality Results

We do not expect to experience any seasonality in our operating results.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or financing activities with special purpose entities that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management’s judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout management’s Discussion and Analysis or Plan of Operation where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Fair Value Measurements and Fair Value of Financial Instruments

The Company adopted ASC Topic 820, Fair Value Measurements. ASC Topic 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

Derivative Liability

We evaluate convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging.” The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Deferred Taxes

The Company follows Accounting Standards Codification subtopic 740-10, Income Taxes (“ASC 740-10”) for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability during each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change. Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods.

Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse and are considered immaterial.

Cash and Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

The Company monitors outstanding receivables based on factors surrounding the credit risk of specific customers, historical trends, and other information. The allowance for doubtful accounts is estimated based on an assessment of the Company’s ability to collect on customer accounts receivable. There is judgment involved with estimating the allowance for doubtful accounts and if the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make the required payments, the Company may be required to record additional allowances or charges against revenues. The Company writes-off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues its collection. As of March 31, 2022 and 2021, based upon the review of the outstanding accounts receivable, the Company has determined that an allowance for doubtful accounts is not material. The allowance for doubtful accounts is created by forming a credit balance which is deducted from the total receivables balance in the balance sheet.

As of March 31, 2022, the Company had $ 0 Trade account receivable. There were no receivables from related party.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over their estimated useful lives of 3 to 5 years. When retired or otherwise disposed, the related carrying value and accumulated depreciation are removed from the respective accounts and the net difference less any amount realized from disposition, is reflected in earnings.

Stock Based Compensation Expense

We expect to account any share-based compensation pursuant to SFAS No. 123 (revised 2004) Share-Based Payment, or SFAS No. 123R. SFAS No. 123R requires measurement of all employee share-based payments awards using a fair-value method. When a grant date for fair value is determined we will use the Black-Scholes-Merton pricing model. The Black-Scholes-Merton valuation calculation requires us to make key assumptions such as future stock price volatility, expected terms, risk-free rates and dividend yield. The weighted-average expected term for stock options granted was calculated using the simplified method in accordance with the provisions of Staff Accounting Bulletin No. 107, Share-Based Payment. The simplified method defines the expected term as the average of the contractual term and the vesting period of the stock option. We will estimate the volatility rates used as inputs to the model based on an analysis of the most similar public companies for which Nuvus Gro Corp has data. We will use judgment in selecting these companies, as well as in evaluating the available historical volatility data for these companies.

SFAS No. 123R requires us to develop an estimate of the number of share-based awards which will be forfeited due to employee turnover. Annual changes in the estimated forfeiture rate may have a significant effect on share-based payments expense, as the effect of adjusting the rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. If the actual forfeiture rate is higher than the estimated forfeiture rate, then an adjustment is made to increase the estimated forfeiture rate, which will result in a decrease to the expense recognized in the financial statements. If the actual forfeiture rate is lower than the estimated forfeiture rate, then an adjustment is made to decrease the estimated forfeiture rate, which will result in an increase to the expense recognized in the financial statements. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant. We have never paid cash dividends, and do not currently intend to pay cash dividends, and thus have assumed a 0% dividend yield.

Nuvus Gro will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to its stock-based awards on a prospective basis, and in incorporating these factors into the model. If our actual experience differs significantly from the assumptions used to compute its stock-based compensation cost, or if different assumptions had been used, we may record too much or too little share-based compensation cost.

Revenue Recognition

Revenue includes product sales. The Company recognizes revenue from product sales in accordance with Topic 605 “Revenue Recognition in Financial Statements” which considers revenue realized or realizable and earned when all of the following criteria are met:

  (i) persuasive evidence of an arrangement exists,

  (ii) the services have been rendered and all required milestones achieved,

  (iii) the sales price is fixed or determinable, and

  (iv) Collectability is reasonably assured.

Recent Accounting Pronouncements

Since the year ended March 31, 2021 and through March 2022, there were several new accounting pronouncements issued by the FASB. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial statements.

Convertible Debentures

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options.” In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt.

Fair Value of Financial Instruments

Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows Accounting Standards Codification subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and Accounting Standards Codification subtopic 825-10, Financial Instruments (“ASC 825-10”), which permits entities to choose to measure many financial instruments and certain other items at fair value.

Beneficial Conversion Feature

For conventional convertible debt where the rate of conversion is below market value, the Company records a “beneficial conversion feature” (“BCF”) and related debt discount.

When the Company records a BCF, the relative fair value of the BCF is recorded as a debt discount against the face amount of the respective debt instrument (offset to additional paid in capital) and amortized to interest expense over the life of the debt.

Advertising, Marketing and Public Relations

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred.

Offering Costs

Costs incurred in connection with raising capital by the issuance of common stock are recorded as contra equity and deducted from the capital raised.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our consolidated federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (loss) Per Common Share

The Company computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants.  There are no potentially dilutive securities to include in the calculation of loss per common share for the years ended March 31, 2022 and 2021.

The outstanding securities consist of the following:

    For The Years Ended
March 31,

	2022	2021
Potentially dilutive options	0	0
Potentially dilutive warrants	0	0
Potentially dilutive convertible preferred stock	0	0
	0	0

Recent Accounting Pronouncements

ASU 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements”. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders’ equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 during the year ended December 31, 2015.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements—Going Concern.” The provisions of ASU No. 2014-15 require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this ASU are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is currently assessing the impact of this ASU on the Company’s consolidated financial statements.

Other accounting standards which were not effective until after March 31, 2022 are not expected to have a material impact on the Company’s consolidated financial position or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Name	Position	Age	Term of Office	Approx. Hrs. per week
Jake Noch	Director	23	August 2022 – Present	Full Time
Vito Roppo	Director	34	August 2022 – Present	1

Paul Ring	Director	67	August 2022 – Present	1
Rodrigo Di Federico	Director	40	August 2022 – Present	Full Time
James R. Chillemi	Director	29	August 2022 – Present	1

Executive Officers

Name	Position	Age	Term of Office	Approx. Hrs. per week
Jake Noch	Chief Executive Officer	23	August 2022 – Present	Full Time
Rodrigo Di Federico	Chief Technology Officer	40	August 2022 – Present	Full Time

Jake Noch: Director, Chief Executive Officer

Mr. Noch founded PMR and has served as its Chief Executive Officer, President, Chief Financial Officer, Secretary and Chairman of the Board since formation in January 2018 and as Chairman and executive officer of the Company since August 2022. In the prior five years, Mr. Noch has been the Manager of (i) Pro Music Rights Financial Group, LLC since October 2019; (ii) Pro Music Rights Distribution, LLC since June 2018; (iii) Pro Music Rights Publishing Group, LLC since July 5, 2018; (iv) YouTube Music Ads, LLC since February 2019; (v) Noch Financial Group, LLC since July 2019; (vi) Publishing Company A, LLC since April 2018; (vii) Publishing Company B, LLC since April 2018; (viii) Publishing Company C, LLC since April 2018; (ix) Dance Hall Distribution, LLC since September 2019; (x) AZO Technology, LLC since April 2019; (xi) Free Dope Gang Records, LLC since February 2017; (xii) Global Affiliates Information Technology, LLC since February 2017; (xiii) Global Affiliates Music Group, LLC since February 2017; (xiv) Melody Latina, LLC since February 2017; (xv) Global Affiliates Music Distribution, LLC since February 2017; (xvi) Global Affiliates Entertainment, LLC since February 2017; (xvii) Cartel Music Group, LLC since August 2017; and (xviii) Brazy Records, LCL since December 2017.

Vito Roppo: Director

Mr. Roppo is and has served Director of PMR since November 9, 2020, a director of the Company since August 2022 and provides competitive guidance and support through his experience in the music industry. He has been the senior partner at his law firm, Colosseum Counsel PLLC, since July 2015, which provide services to the music industry and its various participants, including various songwriters, publishers and composers, and has served as counsel for PMR since PMR’s inception in January 2018. He and his firm were primary drafter of a substantial number of the agreements PMR uses in its business. Mr. Roppo has extensive professional experience working with artists, songwriters, composers and publishers. His unique blend of business and professional experience in the music industry, including facilitating the structuring of licensing agreements. Further, Mr. Roppo is the Manager of 520208 LLC from November 2018, Vertical Integration Solutions, LLC since December 2020, World Harbor Resource, LLC since December 2020 and Real Systems, LLC since December 2020. His experience with his other companies provides the Company with invaluable business operations insight, corporate governance and information technology overview.

Paul Ring: Director

Mr. Ring has been a Director of PMR since November 9, 2020, a director of the Company since August 2022 and has previously served at various management capacities for PMR since its inception in January 2018.  He has been the President and owner of Bungalo Records since January 2000, and has had a long tenure of success as President of two prominent record companies that have been distributed exclusively through Universal Music Group over the past 25 years. Mr. Ring’s tenure began in 1995 as President of Private Eye Records that had legendary artists such as Rick James, Cameo Gap Band, and James Brown. In 2000, he launched Bungalo Records, which has sustained a rich and diverse history of great artists and producers including Rodney Jerkins, DJ Quik Heavy D, The Game, Bones Thugz and Harmony, and Patti LaBelle to name a few. Mr. Ring provides valuable insight into the music industry from his experience at Bungalo Records. He has pointed knowledge of the structure of the music industry and how performance rights organizations, like the Company, interact with other service providers. His experience is expected to assist the Company understand the mechanics of its industry and how performance rights licenses and royalties are affected by different downstream users of musical compositions.

Rodrigo Di Federico: Director, Chief Technology Officer

Mr. Di Federico has been a Director since November 9, 2020, a director of the Company since August 2022 and has previously served as PMR’s Head of Information Technology since its inception in January 2018. Mr. Di Federico has served as Manager of AZO Technology, LLC since April 2019. He was a software developer for Foundups Corp. from January 2020 through January 2015. He was a project manager at Faktory Systems from January 2015 through January 2018. He provides information technology guidance and support through his experience in the music industry. His experience with information technology provides broad analysis and insight to the Company with how to grow and sales solutions in today’s environment, including on how to make the licensing process more technologically seamless and onboarding songwriters, composers and publishers on a much more efficient scale. He is elected by the stockholders to a term of one year and serves until a successor is elected and qualified. Mr. Di Federico has served on PMR’s board of directors since November 2020.

James R. Chillemi: Director

Mr. Chillemi has been a Director since November 9, 2020, a director of the Company since August 2022 and provides legal guidance and support through his experience in the music industry.  He is junior partner at his law firm, Colosseum Counsel PLLC, which provide services to the music industry and its various participants, including various songwriters, publishers and composers, and his firm had served as counsel for PMR since PMR’s inception in January 2018. Mr. Chillemi has worked in various capacities with Colosseum Counsel PLLC since June 2015, from legal assistant to junior partner thereof. He has focused his professional experience on music and licensing structuring and negotiations, and he provides the Company with his unique perspective on the music industry, given his experience with record labels, artists, songwriters, composers and publishers, including other music publishing companies. He and his firm were primary drafter of a substantial number of the agreements the Company uses in its business.

Term of Office

Directors of the Company are appointed to hold office until the next annual general meeting of stockholders or until removed from office in accordance with the Company’s Bylaws. Officers of the Company are appointed by the Board of Directors and hold office until removed by the Board, absent an employment agreement.

Family Relationships

No family relationships exist between or among Directors of Officers of the Company.

Legal Proceedings Disclosure

No director, person nominated to become a Director, Officer, promoter, or control person of the Company has, during the last ten years: (i) been convicted in or is currently subject to a pending a criminal proceeding (excluding traffic violations and other minor offenses); (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking or commodities laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law, nor (iii) any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Directors and Officers are indemnified as provided by the Nevada Corporation law and its Bylaws. These provisions state that the Company’s Directors may cause the Company to indemnify a Director or former Director against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him as a result of him acting as a Director. The indemnification of costs can include an amount paid to settle an action or satisfy a judgment.  Such indemnification is at the discretion of the Company’s Board of Directors and is subject to the Securities and Exchange Commission’s policy regarding indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, Officers, or persons controlling the Company pursuant to the foregoing provisions, or otherwise, The Company has been advised that in the opinion of the Securities and Exchange

Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

COMPENSATION OF DIRECTORS AND EXECUTIVES

Name	Capacities in which Compensation was Received (FY2021)	Cash Compensation	Other Compensation (Cash Value)	Total Compensation (FY2021)
Jake Noch	Director	$0	$0	$0
Vito Roppo	Director	$0	$0	$0
Paul Ring	Director	$0	$0	$0
Rodrigo Di Federico*	Director	$0	$0	$0
James R. Chillemi	Director	$0	$0	$0

*Received compensation for services provided to PMR directly from Jake Noch in the amount of $60,000 for FY 2021

Aggregate Compensation to Directors

The Company has five (5) Directors, Total Compensation to all Directors is $0

Increases in Compensation/Bonuses

The Company does intend to increase compensation to the Directors or Officers.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name and Address of Beneficial Owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable[2]	Percent of Class
Common Stock	Jake Noch Family Office[1]	3,514,310,075 Common Shares	0	98.5%

(1) Jake P. Noch’s address is 2951 Crayton Road Naples, Florida 34103

INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

The Company has not engaged in any transaction, since the beginning of 2021, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest, except as follows:

Mr. Noch advanced $199,900 of capital to fund Company operations. The Company has not entered into any loan, debt or other financing agreements with Mr. Noch, and the Company has no obligation to repay Mr. Noch for his capital contributions. Mr. Noch has funded our operations from his personal wealth with a full understanding of the personal financial risk

Acquisition of PMR by the Company

The Company entered into a Share Exchange Agreement on August 15, 2022 with Pro Music and the Pro Music Shareholders, pursuant to which the Pro Music Shareholders exchanged 100% of their securities of Pro Music in consideration of 3,500,000,000 Shares of common stock of the Company. The closing occurred on August 15, 2022 and, as a result, Pro Music became a wholly owned subsidiary of the Company. Separately, on July 20, 2022, Jake P. Noch Family Office LLC acquired control of the Company by purchasing 37,900,000 Shares of Common Stock of the Company from C&S Advisors Inc., which had previously acquired 44,941,214 Shares of common stock from Talari Industries LLC and Harvest Fund LLC.

The Pro Music Shareholders represented that each was acquiring the Shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. This includes sale of Shares through this Offering as Selling Shareholders. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act of 1933, as amended (the “1933 Act”), or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

This issuance of these above securities was exempt from the registration requirements under Rule 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 as promulgated under Regulation D.

DESCRIPTION OF THE SECURITIES

Summary of Company Equity

The Company has two authorized classes of equity stock, Common Stock and Preferred Stock. The Company is authorized to issue 20,000,000,000 Shares of Common Stock and 100,000,000 Shares of Preferred Stock. This increase of authorized Shares was reflected in a filing by the Company in a Form 1-U filed September 23, 2022. As of the Date of this Offering Circular, no Shares of Preferred Stock are outstanding.

The Company is only Offering Shares of Common Stock through this Offering.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue 100,000,000 shares of Preferred Stock, par value $0.001 per share, having such rights, preferences and privileges, and issued in such series, as are determined by our Board of Directors. We currently have 273,666 shares of Preferred Stock Series A1 outstanding.

Preferred Stock Series A1 has the same voting rights as common stock, which is one vote per share on all matters submitted to a vote of the stockholders, including the election of directors.

Our board of directors has the authority to issue shares of preferred stock, and it is further authorized to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1. The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2. The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5. Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6. Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8. Any other relative rights, preferences and limitations of that series

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

PART F/S

PRO MUSIC RIGHTS, INC. FINANCIAL STATEMENTS FOR PERIOD ENDED JUNE 30, 2022

(Reviewed)

INDEPENDENT ACCOUNTANT REVIEW REPORT

Board of Directors and Members of

Pro Music Rights, Inc.

3811 Airport-Pulling Rd.

Naples, FL 34105

August 23, 2022

We have reviewed the accompanying balance sheet of Pro Music Rights Inc (the company) as of June 30, 2022 and the related statement of income, statement of equity and statement of cash flows for the period ended from January 1, 2022 to June 30, 2022.

A review includes primary applying analytical procedures to management’s financial data and making inquiries of the company’s management. A review is less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements as a whole. Accordingly, we do not express such an opinion.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accounting principles generally accepted in the United States of America; and this includes the design, implementation, and maintenance of financial statements that are free from material misstatement, whether due to fraud or error.

Accountant Responsibility

Our responsibility is to conduct the review in accordance with the Statement on Standards of Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA. Those standards require us to perform procedures to obtain limited assurance as a basis for reporting whether we are aware of material modifications that should be made in the financial statements for them to be in accordance with the accounting principles generally accepted in the United States of America. We believe that the results of our procedures provide a reasonable basis for our report.

Accountant’s Conclusion

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in accordance with the accounting principles generally accepted in the United States of America.

s/ Amjad Abu Khamis

Amjad N I Abu Khamis

Certified Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com

Balance Sheet Statement

As of June 30, 2022

	ASSETS	June 2022
Current Assets
Available Cash		175,725
Accounts Receivables		432,358,623
Prepayments		420
Total Current Assets		432,534,768
Intangible Assets
Copy Rights and Domain Names		45,135
Total Fixed Assets		45,135
TOTAL ASSETS		432,579,903

	LIABILITIES AND EQUITY
Liabilities		—
Current Liabilities
Accounts payable		18,912
Sales tax payable		4,536
Advances from a shareholder		354,264
Deferred revenues		432,363,623
Total Liabilities		432,741,335
Equity
Common Shares		14,100
Additional paid-in capital		278,814
Retained Earnings		(409,903)
Total Equity		(161,432)
TOTAL LIABILITIES AND EQUITY		432,579,903

Income Statement

As of June 30, 2022

June 2022
Total Revenues	35,445
Income	35,445
Total Revenues	35,445

Less Operating Expenses
Accounting and Legal Fees	123,819
Professional Fees	78,356
Insurance Expense	2,514
Dues and Subscriptions	234
General and Administrative	957
Tax Expenses	1,208
Total Operating Expenses	207,088
Net Operating Income (Loss)	(171,643)
Net Income (Loss)	(171,643)

Statements of Changes in Equity

As of June 30, 2022

	Paid in Capital	Additional Paid In Capital	Retained Earnings	Equity Balance
Beginning Balance as of January 1, 2022	14,100	234,371	(238,260)	10,211
Shares Issued During 2022	—	—	—	10,211
Net loss During 2022	—		(171,643)	(161,432)
Equity Ending Balance as of June 30, 2022	14,100	234,371	(409,903)	(161,432)

Statement of Cash Flow

As of June 30, 2022

Operating Activities	June 2022
Net Income (Loss)	(171,643)
Adjustments to Reconcile Net Income to Net Cash provided by operations:	—
Change in Accounts receivable	(108,975,335)
Deferred revenue	180,980,335
Change in Accounts Payables	12,878
Prepaid Expenses	(420)
Net cash used by operating activities	(154,185)

FINANCING ACTIVITIES
Owners Contribution	154,365
Net cash provided by financing activities	154,365

NET CASH INCREASE (DECREASE) FOR PERIOD	180
Cash at beginning of the period	175,545
CASH AT END OF PERIOD	175,725

Pro Music Rights Inc. Financial Statements

For the years ended 2020 and 2021

  March 23, 2022

INDEPENDENT AUDITORS’ REPORT

The Board of Directors Pro Music Rights, Inc.

REPORT ON FINANCIAL STATEMENTS

I have audited the accompanying balance sheets of Pro Music Rights Inc. as of December 31, 2020 and 2021 and the related statements of operations, changes in owner’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, I express no such opinion.

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

OPINION

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pro Music Rights Inc. as of December 31, 2020 and 2021 and the results of operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

s/ Amjad Abu Khamis

Amjad N. I Abu Khamis

Licensed Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com

Balance Sheets

December 31, 2020 and 2021

ASSETS	2020	2021
Current Assets
Bank Balance	749	175,545
Accounts Receivable	107,281,764	323,387,126
Total Current Assets	107,282,513	323,562,671
Intangible Asset
Copy Rights and Domain Names	45,135	45,135
Total Intangible Assets	45,135	45,135
TOTAL ASSETS	107,327,648	323,607,806

LIABILITIES AND EQUITY
Liabilities
Accounts Payable	31,592	6,034
Sales Tax Payable	4,535	4,535
Advances from Shareholder	—	199,900
Deferred Revenues	107,281,764	323,387,126
Total Liabilities	107,317,891	323,597,595
Equity
Common Stock	14,100	14,100
Owners Contributions	20,413	234,371
Retained Earnings	(24,756)	(238,260)
Total Equity	9,757	10,211
TOTAL LIABILITIES AND EQUITY	107,327,648	323,607,806

The accompanying notes are an integral part of these financial statements

Statements of Operations

For the years ending December 31, 2020 and 2021

	2020	2021
Revenues
Income	749	20,101
Total Revenues	749	20,101
Operating Expenses
Accounting and Legal Fees	24,887	151,022
Professional Fees	—	23,781
Advertising and Promotion	—	15,000
Office and Utilities Expenses	—	5,633
Dues and Subscriptions	618	4,201
Other Operating Expenses	—	8,420
Total Operating Expenses	(25,505)	(208,057)

Net Operating Expenses	—	(25,548)
Total Expenses	(25,505)	(233,605)

Net Income (Loss)	(24,756)	(213,504)

Pro Music Rights Inc.

Statements of Changes in Stockholders’ Equity

December 31, 2020 and 2021

	Class A Common Stock Shares	Class A Common Stock Amount	Owners Contribution	Retained Earnings (Deficit)	Total
Balance – November 1, 2020	1,410,000,000	14,100	—	—	14,100
Capital Contributions	—	—	20,413	—	34,513
Net Income (Loss) – December 31, 2020	—	—	—	(24,756)	9,757
Balance – December 31, 2020		14,100	20,413	(24,756)	9,757

Balance – January 31, 2020	1,410,000,000	14,100	20,413	(24,756)	9,757
Capital Contributions	—	—	213,958	—	223,715
Net Income (Loss) – December 31, 2019	—	—	—	(213,504)	10,211
Balance – December 31, 2019	1,410,000,000	$14,100	$234,371	$(238,260)	$10,211

Pro Music Rights Inc.

Statements of Cash Flows

For the Years ending December 31, 2020 and 2021

	2020	2021
Cash Flows from Operating Activities
Net Income (Loss)	(24,756)	(213,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss on sale of marketable securities		22,406
Changes in Accounts receivable	(107,281,764)	(216,105,362)
Change in Accounts Payables	36,127	(25,558)
Deferred revenue	107,281,764	216,105,362
Net Cash Used in Operating Activities	11,371	(216,656)

Cash Flows from Investing Activities
Purchase of marketable securities	—	(64,992,176)
Sale of marketable securities	—	64,969,770
Intangible Assets	(45,135)
Net Cash Flows From Investing Activities	(45,135)	—
Cash Provided by Financing Activities		(22,406)
Investments from shareholder	14,100	—
Net Contributions	20,413	213,958
Advances from shareholder	—	199,900
Net Cash Provided By Financing Activiites	34,513	413,858
Net Change in Cash	749	174,769
Cash and Cash Equivalents – Beginning of Year	—	749
Cash and Cash Equivalents – End of Year	749	175,545

The accompanying notes are an integral part of these financial statements

Notes to the Financial Statements

Those notes are an integral part of these financial statements

As of 31 December 2021

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Pro Music Rights, Inc. (“Pro Music” or “the Company”) is a music performing rights organization that represents songwriters, composers, and music publishers and issues public performance licenses to businesses for a flat monthly fee. Included in the standardized public performance license is a usage fee that is distributed as royalties to the songwriters, composers & music publishers that the Company represents. This model differs from competitors as the Company does not charge their artists an administration fee or utilize a royalty pool model.

The Company’s customers include television and radio stations, internet/streaming services and mobile technologies, Satellite audio services like XM and Sirius, nightclubs, restaurants, bars and other venues. Pro Music which is recognized in U.S. copyright law as a licensor of music was founded in 2018 and is based in Naples, FL.

The Company was incorporated in the state of Delaware on November 4, 2020. The Company was created by virtue of the LLC conversion to a Corporation under the “Plan of Conversion” from Pro Music Rights, LLC to Pro Music Rights, Inc. which referred herein as “LLC Conversion”. The LLC Conversion has the following effects on the Company:

1.	All the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion.
2.	All debts, liabilities and duties of the Converting LLC shall be attached to the Company and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.
3.	All the outstanding membership interests in the Converting LLC shall be canceled and extinguished and be converted into and represent ownership interest in the Company on a one for one basis, such that one hundred percent (100%) of the membership interests of the Converting LLC shall be converted into one hundred percent (100%) ownership of the Company.

NOTE 2 – BASIS OF PRESENTATION AND GOING CONCERN

Basis of Presentation

The Company has earned insignificant revenues from limited principal operations. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in Financial Accounting Standards Board Statement No. 7 (“SFAS 7”). Among the disclosures required by SFAS 7 are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity (deficit) and cash flows disclose activity since the date of the Company’s inception.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Going Concern

The company is a start-up and funding its operational expenses from the operating revenues, and financing activities. The Company has incurred cumulative net losses of $238.2 thousand and negative cash flow from operations since incorporation. During the year ended December 31, 2021 and 2020, cash flows from continuing operating activities was a use of cash of $216.7 thousand and $24.8 thousand, respectively. Management believe that its go-to-market strategy and subscription based model will result in the Company transitioning to generating positive cash flows from operations.

Management plans to include plans to raise additional equity financing. However, there can be no assurance that the Company will be successful in obtaining sufficient equity financing on acceptable terms, if at all.

Failure to generate sufficient revenues, achieve planned gross margins, control operating costs or raise sufficient additional financing may require the Company to modify, delay or abandon some of its planned future expenditures, which could have material adverse effect on the company’s business, operating results, financial condition and ability to achieve its intended business objectives. These circumstances raise substantial doubt about the Company’s ability to continue as going concern for a reasonable period of time.

NOTE 3 - SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions thataffect the reported amounts of assets and liabilities and disclosure of contingent assetsand liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management evaluates the estimates and assumptions based on historical experience, and believes that those estimates and assumptions are reasonable based upon information available to them.

Cash

Cash are stated at cost which approximates fair value. The Company deposits its cash with financial institutions that the management believes are of high credit quality. The Company’s cash consists primarily of cash deposited in U.S. dollar denominated investment accounts. The Company’s cash balance amounted to $ 175.5 thousand and $ 749 as of December 31, 2021 and 2020, respectively.

Accounts Receivables and Allowance for Doubtful Accounts

Accounts receivable are stated at Net Realizable Value (NRV). On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance or if any accounts should be written off based on a past history of write offs, collections, and current credit conditions. A receivable is considered past due if the company has not received payments based on agreed-upon terms. The company generally does not require any security or collateral to support its receivables. No allowance for doubtful accounts was booked as of December 31, 2021 and 2020, respectively.

Fair Value of Financial Instruments

Pursuant to the accounting guidance for fair value measurements and its subsequent updates, fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market- based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The accounting guidance establishes a three-tier fair value hierarchy that requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than the quoted prices in active markets, that are observable either directly or indirectly;

Level 3—Unobservable inputs based on the Company’s own assumption.

Intangible Assets

Intangible assets are comprised of copyrights and domain names. The Company is the owner for the exclusive rights to use these copyrights and domain names. As such, these assets do have an indefinite life. The Company reviews the currently held copy rights and domain names on an annual basis for impairment to determine if an adjustment is required. No impairment adjustment was considered necessary as of December 31, 2021, and 2020, respectively.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, control has been transferred, the fee is fixed or determinable, and collectability is reasonably assured. In instances where final acceptance of the product Is specified by the customer, revenue is deferred until all acceptance criteria have been met. The Company’s primary source of revenue is the monthly licensing subscription fee.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

•	Identify the contract with a customer,
•	Identify the performance obligations in the contract,
•	Determine the transaction price,
•	Allocate the transaction price to performance obligations in the contract, and

•         Recognize revenue as the performance obligation is satisfied. Deferred Revenue

The company recognizes deferred revenue to account for all revenue streams of the Company that doesn’t meet the revenue recognition criteria. Income Taxes

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Because tax laws are complex and subject to different interpretations, significant judgment is required. As a result, the Company makes certain estimates and assumptions in (i) calculating its income tax expense, deferred tax assets and deferred tax liabilities, (ii) determining any valuation allowance recorded against deferred tax assets and (iii) evaluating the amount of unrecognized tax benefits, as well as the interest and penalties related to such uncertain tax positions. The Company’s estimates and assumptions may differ significantly from tax benefits ultimately realized.

Revenue from Contracts with Customers

Subsequent ASUs were issued to provide clarity and to defer the effective date of the new guidance. The new revenue recognition guidance eliminates the transaction- and industry-specific revenue recognition guidance under current GAAP and replaces it with a principles-based approach. Upon adoption of this guidance, there was no material impact to the Company’s financial statements. See Note 2, “Recognition of Revenues”, for further detail regarding additional disclosures.

Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which amends the existing guidance relating to the accounting for income taxes. ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance.

ASU

2019-12 is effective for the Company beginning January 1, 2021. The Company is currently evaluating the impact of this new standard on its financial statements and related disclosures.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable consisted of the following:

	2021	2020
Monthly License Subscription Fee	82,567,682	29,708,983
Musical Work Usage Non-Declaration Fee	238,248,810	76,228,065
Interest Charges	4,570,634	1,344,716
	$323,387,126	107,281,764

As described to the Note 1 in the Notes to the Financial Statements, all of the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion.

All billings that did not meet the revenue recognition criteria were all recorded under deferred revenue.

NOTE 4 - MARKETABLE SECURITIES

Marketable Securities are comprised of equity instruments carried at fair value. The securities in this category are those that are intended to be held for a short period of time and will be sold in response to needs for liquidity or in response to changes in the market conditions. These are classified as current assets.

On December of 2021, the Company purchased and sold marketable securities. All marketable securities purchased were sold by the end of 2021 which resulted to a loss amounting to $22.4 thousand.

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consisted of the following:

	2021	2020
Copyrights	19,010	19,010
Domain Names	26,125	26,125
	$45,135	$45,135

In accordance with the LLC Conversion in Note 1, all of the claims, demands, property, rights, privileges, powers, franchises and every other interest of the Converting LLC shall be as effectively the property of the Company as they were of the Converting LLC prior to effectivity of the conversion. Hence, the intangible assets of the LLC amounting to $45,135 is transferred to the Company.

Copyrights and domain names have an indefinite life and are reviewed by management periodically for impairment to determine if an adjustment is required.

NOTE 6 – STOCKHOLDER’S EQUITY

The Company has authorized 1,000,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock with a par value of $ 0.00001 per share. Holders of Class A Common Stock have one vote per share and holders of Class B Common Stock are entitle to one hundred (100) votes for each share. Upon the dissolution, liquidation or winding up of the Company, holders of Class A Common Stock will be entitled to receive the assets of the Company after satisfaction of the preferential rights of any outstanding preferred stock or any other outstanding stock ranking on liquidation senior to or on parity with the common stock.

On November 4, 2020, the Company issued 910,000,000 shares of Class A Common Stock and 500,000,000 shares of Class B Common Stock for the one hundred percent (100%) membership interests of the Converting LLC. The fair value of the issued shares is equal to the net book value of the net assets of the Converting LLC at the conversion date.

NOTE 7 – UNSECURED PROMISSORY NOTE

On September 30, 2020, the Company received an unsecured promissory note amounting to $ 175,500,000 from China Food & Beverage Co., a corporation formed and existing under the laws of the state of Colorado. This unsecured promissory note was executed as a settlement for legal claims made by the owner of the Company to China Food & Beverage Co. The unpaid principal shall accrue interest calculated on a calendar quarter basis at a variable rate of LIBOR plus 2%. “LIBOR” means the six- month LIBOR rate as quoted in the Wall Street Journal on the date of funding or on the date of determination thereof (or if the Wall Street Journal is not published on that day, on the first publishing day thereafter), such interest to be calculated for the actual number of days elapsed on the basis of a 360-day year. The note shall become fully due and payable on the September 30, 2025. The management of the Company believes that enforcement for the settlement requires the Company to submit to legal proceedings in the future. At present, the Company has not made any estimates on amount realizable arising from this transaction, and we do not reflect this in the face of the financial statements.

NUVUS GRO CORP

Financial Statements

For the year ended as of March 31, 2022

NUVUS GRO CORP

Financial Statements

For the year ended as of March 31, 2022

Index to Audited Financial Statements

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

NUVUS GRO CORP

76 4th Street N #609

Saint Petersburg, FL 33701

REPORT OF FINANCIAL STATEMENTS

I have audited the accompanying balance sheets of Nuvus Gro Corp as of March 31, 2022 and the related statements of operations, changes in owner’s equity and cash flows for the year then ended. Theses financial statements are the responsibility of the Company’s management.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, I express no such opinion.

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

OPINION

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuvus Gro Corp as of March 31, 2022, and the results of operations, changes in owner’s equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

s/ Amjad Abu Khamis

Amjad N Abu Khamis

Certified Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com

NUVUS GRO CORP

Balance Sheet Statement

As of March 31, 2021 and 2022

	ASSETS	2021	2022
Current Assets
Fixed Assets
TOTAL ASSETS		-	-

	LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payables		37,013	37,013
Accrued Salaries		159,339	159,339
Accrued Revenues		—	—
Total Current Liabilities		196,351	196,351
Non-Current Liabilities
Derivative Liability		44,798	44,798
Total Liabilities		241,149	241,149
Equity
Preferred Shares		3,247	3,247
Common Shares		66,945	66,945
Additional Paid-in Capital		14,039,661	14,039,661
Retained Earnings		(14,351,002)	(14,351,002)
Total Equity		(241,149)	(241,149)
TOTAL LIABILITIES AND EQUITY		—	—

NUVUS GRO CORP

Income Statement

For the years ended as of March 31, 2021 and 2022

	2021	2022
Revenues	—	—
Less Operating Expenses	—	—
Net Income (Loss)	—	—

NUVUS GRO CORP

Statement of Changes in Equity

For the years ended as of March 31, 2021 and 2022

	Common Shares	Additional Paid In Capital	Preferred Shares	Retained Earnings	Equity Balance
Beginning Balance as of April 1, 2020	66,945	14,039,661	3,247	(14,351,002)	(241,149)
Stocks Issued During 2020	—	—	—	—	(241,149)
Net (Loss) During 2020	—	—	—	—	(241,149)
Equity Ending Balance as of March 31, 2021	66,945	14,039,661	3,247	(14,351,002)	(241,149)
Stocks Issued During 2021	—	—	—	—	(241,149)
Net (Loss) During 2021	—	—	—	—	(241,149)
Equity Ending Balance as of March 31, 2022	66,945	14,039,661	3,247	(14,351,002)	(241,149)

NUVUS GRO CORP

Statements of Cash Flow

For the year ended as of March 31, 2022

OPERATING ACTIVITIES

Net Income (Loss)	—

Net cash used by operating activities	—

INVESTING ACTIVITIES
Net cash provided by financing activities	—

FINANCING ACTIVITIES
Net cash provided by financing activities	—

NET CASH INCREASE (DECREASE) FOR PERIOD	—
Cash at the beginning of the period	—
CASH AT END OF PERIOD	—

NUVUS GRO CORP

Notes to the Financial Statements:

As of March 31, 2022

1.       DESCRIPTION OF THE BUSINESS

NUVUS GRO Corporation (“Nuvus”, “we”, “us”, “our”, or the “Company”) was formed on March 1, 2014, as a Nevada corporation. Nuvus Gro is a technology company specialized to address the needs of cultivators of industrial hemp and legal medical marijuana. The Company provides technology to allow growers to grow, securely collect, analyze and control all aspects of the grow cycle.

Nuvus Gro was originally formed as a private company on November 17, 1997. On Febraury 29, 2016, Nuvus Gro merged with Building Turbines, Inc.; becoming a publicly traded company. On March 10, 2016, Building Turbines, Inc. changed its name to Nuvus Gro Corporation. Post recapitalization of Building Turbines, Inc., Nuvus Gro became publicly traded under the ticker symbol HTCO.

Nuvus Gro Corp (OTC: HTCO), is a technology company providing specialized solutions for cultivating cannabis. We design and engineer intelligent, efficient, industrial-grade products using process control techniques, advanced environment sensors, data aggregation, visualization software and security solutions. Our goal is to provide industrial-grade quality, making it possible for growers to compete in the emerging markets or simply to grow their own high quality product.

Nuvus Gro is a leader in Controlled Environment Agriculture (CEA) using Automation Technologies with hardware and software integration to provide optimal growing conditions throughout the development of the crop cycle. Through HempTech technologies, virtually every component of the plants’ vegetative growth matrix and flower harvest is automated, documented and available in graphic format, both in real time and historically. This simplifies operations and ensures that the baselines set by the master grower are adhered to by the cultivation staff.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1.       Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

2.2.       Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

2.3.       Use of Estimates

The preparation of financial statements in conformity with the U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management evaluates the estimates and assumptions based on historical experience and believes those estimates and assumptions are reasonable based on the information available to them.

3.       DERIVATIVE FINANCIAL INSTRUMENTS

Current accounting principles that are provided in ASC 815 – Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. Currently we do not have any derivative instruments that contain a strike/conversion price which would require the use of a Lattice Model or Monte Carlo valuation technique. The derivative liability held on our books is a put option. As a result we have chosen an income based approach to value the derivative.

4.       CAPITAL STOCK

During the year ended March 31, 2021, the Company did not sell any shares.

5.       GOING CONCERN

During the year ended as of March 31, 2020, the company operations discontinued, and lost the value of all its assets.

NUVUS GRO CORP

Financial Statements

For the year ended as of March 31, 2021

NUVUS GRO CORP

Financial Statements

For the year ended as of March 31, 2021

Index to Audited Financial Statements

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

NUVUS GRO CORP

76 4th Street N #609

Saint Petersburg, FL 33701

REPORT OF FINANCIAL STATEMENTS

I have audited the accompanying balance sheets of Nuvus Gro Corp as of March 31, 2021 and the related statements of operations, changes in owner’s equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, I express no such opinion.

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

OPINION

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuvus Gro Corp as of March 31, 2021, and the results of operations, changes in owner’s equity and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

s/ Amjad Abu Khamis

Amjad N Abu Khamis

Certified Public Accountant, NH 08224

CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

603-607-7600

cpa@cfaudits.com

NUVUS GRO CORP

Balance Sheet Statement

As of March 31, 2020 and 2021

	2020	2021
ASSETS
Current Assets
Fixed Assets
TOTAL ASSETS	-	-

LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payables	37,013	37,013
Accrued Salaries	159,339	159,339
Accrued Revenues	—	—
Total Current Liabilities	196,351	196,351
Non-Current Liabilities
Derivative Liability	44,798	44,798
Total Liabilities	241,149	241,149
Equity
Preferred Shares	3,247	3,247
Common Shares	66,945	66,945
Additional Paid-in Capital	14,039,661	14,039,661
Retained Earnings	(14,351,002)	(14,351,002)
Total Equity	(241,149)	(241,149)
TOTAL LIABILITIES AND EQUITY	—	—

NUVUS GRO CORP

Income Statement

For the years ended as of March 31, 2020 and 2021

	2020	2021
Revenues

Gross Income	-	-

Less Operating Expenses

General and Administrative	25,095	—

Total Operating Expenses	25,095	—

Other Income (Expense)

Inventory Write-off	(50,691)	—

Bad Debt	(57,169)	—

Impairment of Assets	(557,460)	—

Total Other Income (Expense)	(665,320)	—

Net Income (Loss)	(690,415)	—

NUVUS GRO CORP

Statement of Changes in Equity

For the years ended as of March 31, 2020 and 2021

	Common Shares	Additional Paid-in Capital	Preferred Shares	Retained Earnings	Equity Balance
Beginning Balance as of April 1, 2019	66,945	12,526,837	3,247	(13,561,023)	(975,000)

Stocks Issued During 2019	—	—	—	—	449,266

Net (Loss) During 2019	—	—	—	(690,415)	(241,149)

Equity Ending Balance as of March 31, 2020	66,945	14,039,661	3,247	(14,351,002)	(241,149)

Stocks Issued During 2020	—	—	—	—	(241,149)

Net (Loss) During 2020	—	—	—	—	(241,149)

Equity Ending Balance as of March 31, 2021	66,945	14,039,661	3,247	(14,351,002)	(241,149)

NUVUS GRO CORP

Statements of Cash Flow

For the year ended as of March 31, 2021

OPERATING ACTIVITIES

Net Income (Loss)	—

Net cash used by operating activities	—

INTERESTING ACTIVITIES

Net cash provided by financing activities	—

FINANCING ACTIVITIES

Net cash provided by financing activities	—

NET CASH INCREASE (DECREASE) FOR PERIOD	—
Cash at the beginning of the period	—

CASH AT END OF PERIOD	—

NUVUS GRO CORP

Notes to the Financial Statements:

As of March 31, 2021

1.       DESCRIPTION OF THE BUSINESS

NUVUS GRO Corporation (“Nuvus”, “we”, “us”, “our”, or the “Company”) was formed on March 1, 2014, as a Nevada corporation. Nuvus Gro is a technology company specialized to address the needs of cultivators of industrial hemp and legal medical marijuana. The Company provides technology to allow growers to grow, securely collect, analyze and control all aspects of the grow cycle.

Nuvus Gro was originally formed as a private company on November 17, 1997. On February 29, 2016, Nuvus Gro merged with Building Turbines, Inc.; becoming a publicly traded company. On March 10, 2016, Building Turbines, Inc. changed its name to Nuvus Gro Corporation. Post recapitalization of Building Turbines, Inc., Nuvus Gro became publicly traded under the ticker symbol HTCO.

Nuvus Gro Corp (OTC: HTCO), is a technology company providing specialized solutions for cultivating cannabis. We design and engineer intelligent, efficient, industrial-grade products using process control techniques, advanced environment sensors, data aggregation, visualization software and security solutions. Our goal is to provide industrial-grade quality, making it possible for growers to compete in the emerging markets or simply to grow their own high quality product.

Nuvus Gro is a leader in Controlled Environment Agriculture (CEA) using Automation Technologies with hardware and software integration to provide optimal growing conditions throughout the development of the crop cycle. Through HempTech technologies, virtually every component of the plants’ vegetative growth matrix and flower harvest is automated, documented and available in graphic format, both in real time and historically. This simplifies operations and ensures that the baselines set by the master grower are adhered to by the cultivation staff.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1.       Basis of Presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

2.2.       Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

2.3.       Use of Estimates

The preparation of financial statements in conformity with the U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management evaluates the estimates and assumptions based on historical experience and believes those estimates and assumptions are reasonable based on the information available to them.

3.       DERIVATIVE FINANCIAL INSTRUMENTS

Current accounting principles that are provided in ASC 815 – Derivatives and Hedging require derivative financial instruments to be classified in liabilities and carried at fair value with changes recorded in income. Currently we do not have any derivative instruments that contain a strike/conversion price which would require the use of a Lattice Model or Monte Carlo valuation technique. The derivative liability held on our books is a put option. As a result we have chosen an income based approach to value the derivative.

4.       CAPITAL STOCK

During the year ended March 31, 2021, the Company did not sell any shares.

5.        GOING CONCERN

During the year ended as of March 31, 2020, the company operations discontinued, and lost the value of all its assets.

EXHIBIT INDEX

Exhibit 2A: Articles of Incorporation*

Exhibit 2B: Bylaws*

Exhibit 4. Subscription Agreement*

Exhibit 6: Form of Songwriter, Composer, Publisher License Agreement*

Exhibit 6B: Form  of Business License Agreement*

Exhibit 6C: Share Exchange Agreement Nuvus Gro Corp Pro Music Rights Inc.*

Exhibit 8. Escrow Agreement*

Exhibit 11A. Written Expert Consent Letter of Accountant*

Exhibit 11B. Written Expert Consent Letter of Accountant*

Exhibit 11C. Written Expert Consent Letter of Accountant*

Exhibit 12. Legal Opinion Letter*

*These exhibits were provided previously with the Company’s Form 1-A filed with the SEC on November 1, 2022.

SIGNATURE PAGE

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, Florida on November 9, 2022.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

Nuvus Gro Corp.

3811 Airport Pulling Road North, Suite 203

Naples, Florida 34105

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

s/Jake P. Noch

Jake P. Noch, Director, Chief Executive Officer

November 9, 2022

Naples, FL

This Offering Statement has been signed by the following Directors in the capacities and on the dates indicated:

s/Jake P. Noch

Jake P. Noch, Director, Chief Executive Officer

November 9, 2022

Naples, FL

s/Vito Roppo

Vito Roppo, Director

November 9, 2022

Naples, FL

s/Paul Ring

Paul Ring, Director

November 9, 2022

Naples, FL

s/Rodrigo Di Federico

Rodrigo Di Federico, Director

November 9, 2022

Naples, FL

s/James Chillemi

James Chillemi, Director

November 9, 2022

Naples, FL